UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Cousins Properties Incorporated
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NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 24, 2018
To our Stockholders:
The 2018 Annual Meeting of Stockholders of Cousins Properties Incorporated (“we,” “our,” “us,” or the “Company”) will be held on Tuesday, April 24, 2018, at 11:00 a.m. local time at 3344 Peachtree Road, Atlanta, Georgia 30326-4802. The purposes of the meeting are:
(1) To elect eight Directors nominated by the Board of Directors (the “Board of Directors” or the “Board”);

(2) To approve, on an advisory basis, executive compensation, often referred to as “say on pay;”

(3) To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2018; and

(4) To transact any other business as may properly come before the meeting.
All holders of record of our common stock and limited voting preferred stock at the close of business on February 28, 2018 are entitled to notice of and to vote at the meeting and any postponements or adjournments of the meeting. We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to certain of our stockholders over the internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering our costs and reducing the environmental impact of our annual meeting.

By Order of the Board of Directors,

PAMELA F. ROPER
Corporate Secretary
Atlanta, Georgia
March 15, 2018

Whether or not you expect to attend the Annual Meeting, you are urged to have your vote recorded as early as possible. Stockholders have the following options for submitting their votes by proxy:
(a) over the internet at www.proxyvote.com;
(b) by telephone at 1-800-690-6903; or
(c) by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith.
Your vote is very important! Your prompt response will help avoid potential delays and may save us significant additional expenses with soliciting stockholder votes.

Important Notice regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 24, 2018: The proxy statement and 2017 Annual Report are available on the Investor Relations page of our website at www.cousins.com.

DIRECTOR COMPENSATION	60
2017 Compensation of Directors	60
COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT	61
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	62
EQUITY COMPENSATION PLAN INFORMATION	62
PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	63
PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	64
Summary of Fees to Independent Registered Public Accounting Firm	64
REPORT OF THE AUDIT COMMITTEE	67
CERTAIN TRANSACTIONS	68
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	68
FINANCIAL STATEMENTS	69
STOCKHOLDERS PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS	69
EXPENSES OF SOLICITATION	69
APPENDIX A	A-1
Reconciliation of Net Income Available to Common Stockholders to Funds from Operations and Funds from Operations as Adjusted by the Compensation Committee	A-1
Reconciliation of Net Income to Net Operating Income and Same Property Net Operating Income	A-2

COUSINS PROPERTIES INCORPORATED
3344 Peachtree Road NE, Suite 1800
Atlanta, Georgia 30326-4802

2018 PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
2018 Annual Meeting Information

•	Date and Time: April 24, 2018, 11:00 a.m. Eastern Time

•	Place: 3344 Peachtree Road NE, Atlanta, Georgia 30326-4802

•	Record Date: February 28, 2018

• Voting:	Holders of our common stock and limited voting preferred stock are entitled to one vote per share.
 Items of Business

	Board Vote Recommendation	Page Reference (for more information)
1. Election of eight Directors named in this proxy statement	FOR ALL	12
2. Advisory vote to approve executive compensation	FOR	63
3. Ratification of Deloitte & Touche, LLP as our independent registered public accounting firm	FOR	64
Election of Directors
The Board of Directors (the “Board”) of Cousins Properties Incorporated (“we,” “our,” “us,” the “Company,” or “Cousins”) is asking you to elect eight Directors. The table below provides summary information about the Director nominees. Seven of the eight nominees currently serve on the Board, and the eighth nominee previously served on our Board from 2011 to 2016. Our Bylaws provide for majority voting in uncontested Director elections. Therefore, a nominee will only be elected if the number of votes for the nominee’s election is greater than the number of votes cast against that nominee. For more information about the nominees, including information about the qualifications, attributes and skills of the nominees, see page 12.

Name	Age	Director Since	Primary Occupation	Independent	AC	CNGC	EC
Charles T. Cannada	59	2016	Private investor	✓	✓ FE	✓
Edward M. Casal	60	2016	Chief Executive of Aviva Investors' Global Real Estate Group	✓	✓ FE
Robert M. Chapman	64	2015	Chief Executive Officer of CenterPoint Properties Trust	✓		©	✓
Lawrence L. Gellerstedt III	61	2009	Chairman and Chief Executive Officer of Cousins				©

Name	Age	Director Since	Primary Occupation	Independent	AC	CNGC	EC
Lillian C. Giornelli	57	1999	Chairman, Chief Executive Officer and Trustee of The Cousins Foundation, Inc.	✓	✓	✓
S. Taylor Glover	66	2005	Lead Independent Director of the Board of Cousins; President and CEO, Turner Enterprises	✓			✓
Donna W. Hyland	57	2014	President and Chief Executive Officer of Children’s Healthcare of Atlanta	✓	© FE	✓	✓
R. Dary Stone	64	--	President and Chief Executive Officer of R.D. Stone Interests	✓*	✓* FE*

AC = Audit Committee                                ✓= Committee member
CNGC = Compensation, Succession, Nominating and Governance Committee     © = Committee Chair
EC = Executive Committee                            FE = Financial Expert
* = Anticipated
Advisory Vote to Approve Executive Compensation
For 2017, our “Named Executive Officers” or “NEOs” are as follows:

•	Lawrence L. Gellerstedt III – Chairman and Chief Executive Officer;

•	M. Colin Connolly – President and Chief Operating Officer;

•	Gregg D. Adzema – Executive Vice President and Chief Financial Officer;

•	Pamela F. Roper – Executive Vice President, General Counsel and Corporate Secretary; and

•	John S. McColl – Executive Vice President.
2017 Key Compensation Decisions
The Compensation Committee made the following key decisions with respect to the 2017 compensation for our NEOs:

•	Base salary increases were approved for all NEOs, in line with market data and to reflect their respective contributions to the Company.

•
Annual cash incentive awards were achieved at 124.5% of target, based on achievement of Company performance relating to funds from operations (“FFO”), increase in same property net operating income, gross office leasing volume and net effective rent performance on office leasing activity.

•
Long-term equity awards were granted to our NEOs using a mix of 60% performance-conditioned restricted stock units (“RSUs”) and 40% time-vested restricted stock. The performance-conditioned RSUs are earned only upon meeting performance goals relating to total stockholder return (relative to the SNL US REIT Office Index) (“TSR”) and relating to aggregate FFO, each over a three-year period from 2017 through 2019. The time-vested restricted stock vests ratably over a three-year service requirement and the performance-conditioned RSUs cliff vest only if the performance conditions and service requirement are satisfied.

•
In light of the extraordinary performance of the NEOs in connection with the historic merger transaction with Parkway Properties, Inc., and the spin-off of Parkway, Inc., which closed during the quarter ended December 31, 2016 and is discussed in greater detail on page 12, each NEO was granted a one-time special equity award in the form of RSUs which will be earned only upon completion of a service requirement ending February 6, 2020 and will cliff-vest on that date.

Say on Pay Results
At our 2017 annual meeting, stockholders approved our say on pay vote with 97.2% of votes cast. In addition, stockholders recommended future advisory votes on executive compensation every year, with 84.3% of votes cast.
For more information, see page 33.
Approve Executive Compensation
The Board is asking you to approve executive compensation for our NEOs for 2017 on an advisory basis. Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. Stockholders have the opportunity to vote, on an advisory basis, on the compensation of our executive officers. This agenda item is often referred to as a say on pay, and it provides you the opportunity to cast a vote with respect to our 2017 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this proxy statement.
For more information, see page 63.
Ratify the Appointment of the Independent Registered Public Accounting Firm
The Board is asking you to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018.
For more information, see page 64.

COUSINS PROPERTIES INCORPORATED
3344 Peachtree Road NE, Suite 1800
Atlanta, Georgia 30326-4802
2018 PROXY STATEMENT

GENERAL INFORMATION
This proxy statement and proxy card are made available in connection with the solicitation of proxies to be voted at our 2018 Annual Meeting of Stockholders. Our Annual Meeting will be held on Tuesday, April 24, 2018, at 11:00 a.m., local time, at 3344 Peachtree Road NE, Atlanta, Georgia 30326-4802. The proxy is solicited by our Board of Directors. We anticipate that a Notice of Internet Availability of Proxy Materials or a printed set of proxy materials will first be mailed on or about March 15, 2018 to holders of our common stock and limited voting preferred stock as of February 28, 2018.
Why is this proxy statement being made available?
Our Board of Directors has made this proxy statement available to you because you owned shares of our common stock or our limited voting preferred stock at the close of business on February 28, 2018, and our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision, in accordance with the rules of the SEC, and is designed to assist you in voting.
What is a proxy?
It is your legal designation of another person to vote the stock you own. That other person is called a proxy. The written document in which you designate that person is called a proxy or a proxy card. Two of our Directors have been designated as proxies for the 2018 Annual Meeting of Stockholders. These Directors are S. Taylor Glover and Lawrence L. Gellerstedt, III.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to access and review the proxy statement and 2017 Annual Report to Stockholders over the internet. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet at www.proxyvote.com. We believe that this e-proxy process expedites shareholders' receipt of proxy materials, while also lowering our costs and reducing the environmental impact of our annual meeting. We have used this e-proxy process to furnish proxy materials to certain of our stockholders over the internet.

If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.
Who is entitled to vote?
Holders of our common stock and limited voting preferred stock at the close of business on February 28, 2018 are entitled to receive notice of the meeting and to vote at the meeting and any postponements or adjournments of the meeting. February 28, 2018 is referred to as the record date.

To how many votes is each share of common stock entitled?
Holders of our common stock and limited voting preferred stock are entitled to one vote per share.
What is the difference between a stockholder of record and a stockholder who holds common stock in “street name?”
If your shares of common stock or limited voting preferred stock are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”
How do I vote?
Common stockholders of record may vote:
•    over the internet at www.proxyvote.com, as noted in the Notice of Internet Availability of Proxy Materials or your proxy card (if you received a proxy card);
•    by telephone at 1-800-690-6903, as shown on your proxy card (if you received a proxy card);
•    by signing and dating your proxy card (if you received a proxy card) and mailing it in the postage-paid and addressed envelope enclosed therewith to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or
•    by attending the Annual Meeting and voting in person.
If you have internet access, we encourage you to vote via the internet. It is convenient and saves us significant postage and processing costs. In addition, when you vote by proxy via the internet or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted.

If you hold your shares of common stock or limited voting preferred stock through a broker or bank, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and internet voting depends on the process of the broker, bank or other nominee. Street name holders may vote in person only if they have a legal proxy to vote their shares as described below.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending written notice of revocation to our Corporate Secretary at 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802;
•    submitting a subsequent proxy via internet or telephone or executing a new proxy card with a later date; or
•    voting in person at the Annual Meeting.
Attendance at the meeting will not by itself revoke a proxy.
On what items am I voting?
You are being asked to vote on three items:

•	to elect eight Directors nominated by the Board of Directors;

•	to approve, on an advisory basis, the compensation of the Named Executive Officers for 2017 as disclosed in this proxy statement (common stockholders only); and

•	to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2018 (common stockholders only).
No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of Directors, and how many votes must the nominees receive to be elected?
With respect to the election of Directors, you may:

•	vote FOR the eight nominees for Director;

•	vote AGAINST the eight nominees for Director;

•	vote FOR certain of the nominees for Director and vote AGAINST the remaining nominees; or

•	ABSTAIN from voting on one or more of the nominees for Director.
Our Bylaws provide for majority voting in uncontested Director elections. Under the majority voting standard, Directors are elected by a majority of the votes cast, which means that the number of shares voted for a Director must exceed the number of shares voted against that Director. Abstentions are not considered votes cast for or against the nominee under a majority voting standard, and abstentions and broker non-votes will have no effect on the outcome of the vote.
What happens if a nominee is unable to stand for election?
If a nominee is unable to stand for election, the Board may, by resolution, provide for a lesser number of Directors or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by proxies voted for the nominee unable to stand for election will be voted for the substitute nominee. In no event may proxies be voted for more than eight directors at the Annual Meeting.
How may I vote on the proposal to approve, on an advisory basis, the compensation of the Named Executive Officers for 2017 as disclosed in this proxy statement, and how many votes must the proposal receive to pass?
With respect to this proposal, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
How may I vote for the ratification of the appointment of the independent registered public accounting firm for 2018, and how many votes must the proposal receive to pass?
With respect to the proposal to ratify the independent registered public accounting firm, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
How does the Board of Directors recommend that I vote?
The Board recommends a vote:

•	FOR the eight Director nominees;

•	FOR the approval, on an advisory basis, of executive compensation for 2017; and

•	FOR the ratification of the independent registered public accounting firm for 2018.
What happens if I sign and return my proxy card but do not provide voting instructions?
If you return a signed proxy card but do not provide voting instructions, your shares of common stock or limited voting preferred stock will be voted:

•	FOR the eight nominees for Director;

•	FOR the approval, on an advisory basis, of executive compensation for 2017 (common stockholders only); and

•	FOR the ratification of the appointment of the independent registered public accounting firm for 2018 (common stockholders only).
Will my shares be voted if I do not sign and return my proxy card, vote by phone or vote over the internet?
If you are a common stockholder or limited voting preferred stockholder of record and you do not sign and return your proxy card, vote by phone, vote over the internet or attend the Annual Meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.
If your shares of common stock or limited voting preferred stock are held in “street name” through a broker or bank and you do not provide voting instructions before the Annual Meeting, your broker or bank may vote your shares on your behalf under certain limited circumstances, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” including the ratification of the appointment of our independent registered public accounting firm described in this proxy statement. Therefore, with respect to this proposal, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.
The remaining proposals – the election of directors and the say on pay vote – are not considered routine matters under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.
We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.
How many votes do you need to hold the Annual Meeting?
Shares of our common stock and limited voting preferred stock are counted as present at the Annual Meeting if the stockholder either is present and votes in person at the Annual Meeting or properly submitted a proxy.
As of the record date, 420,252,161 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. In addition, 6,867,357 shares of limited voting preferred stock were outstanding and are entitled to vote only on the proposal relating to the election of directors. Holders of a majority of the outstanding shares entitled to vote as of the record date, as to each proposal, must be represented at the Annual Meeting either in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
If I share my residence with another stockholder, how many copies of the Notice of Internet Availability of Proxy Materials or of the printed proxy materials will I receive?
In accordance with SEC rules, we are sending only a single Notice of Internet Availability of Proxy Materials or set of the printed proxy materials to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as "householding," reduces the volume of duplicate information received at your household and helps us reduce costs.

Each stockholder subject to householding that requests printed proxy materials will receive a separate proxy card or voting instruction card. We will deliver promptly, upon written requests, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to our Transfer Agent at the following address: American Stock Transfer, Shareholder Services Department, 6201 15th Avenue, Brooklyn, New York, 11219, or you may call (800) 937-5449 or email info@ASTfinancial.com. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.
What if I consent to have one set of materials mailed now but change my mind later?
You may withdraw your householding consent at any time by contacting our Transfer Agent at the address, telephone number and/or email address provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.
The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?
When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Transfer Agent at the address, telephone number and/or email address provided above.
Important Notice Regarding the Availability of Proxy Materials
for the 2018 Annual Meeting of Stockholders to be Held on April 24, 2018:
The proxy statement and annual report on Form 10-K for the year ended December 31, 2017 are available on the Investor Relations page of our website at www.cousins.com.

PROPOSAL 1 — ELECTION OF DIRECTORS
The Board has nominated the eight individuals named below for election at the Annual Meeting. Our Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their respective successors are elected. Seven of the eight Director nominees are currently members of the Board and were elected by the stockholders at the Annual Meeting in 2017.
One of our current directors, Brenda J. Mixson, is not among the Director nominees and, therefore, will not stand for re-election at the Annual Meeting. On October 6, 2016, we acquired Parkway Properties, Inc. ("Parkway") in a merger (the "Merger").On October 7, 2016, we completed a spin-off of the combined businesses relating to the ownership of real properties in Houston from the remainder of the combined businesses by distributing pro rata to our shareholders all of the then-outstanding shares of common stock of Parkway, Inc. ("New Parkway"), which we refer to as the spin-off (the "Spin-Off"). The Merger and the Spin-Off are referred to collectively as the "Parkway Transactions." Ms. Mixson, who was a director of Parkway prior to the Merger, became a member of the Board upon the closing of the Merger. We thank Ms. Mixson for her dedicated service to the Board and to our Company.
R. Dary Stone, a nominee for election at the Annual Meeting, was a member of the Board for five years, prior to the Parkway Transactions. Upon the closing of the Spin-Off, Mr. Stone retired from the Company's Board and became a member of the board of directors of New Parkway, in which capacity he served until New Parkway was voluntarily de-listed on October 7, 2017, in connection with its sale to a private investor. If elected, Mr. Stone would begin serving as a Director immediately following the Annual Meeting. Our Chairman and Chief Executive Officer recommended Mr. Stone to our Compensation, Succession, Nominating and Governance Committee (the "Nominating Committee") for nomination as a Director.
Each Director nominee has consented to serve as a Director if so elected at the Annual Meeting.
Biographical information about our nominees for Director, including business experience for at least the past five years, age, year he or she began serving as our Director and other public companies for which he or she has served on the Board for at least the past five years is provided below. In addition, the experience, qualifications, attributes and skills considered by our Nominating Committee and the Board in determining to nominate the Director are provided below.

Our Board of Directors recommends that you vote “FOR”
each of the nominees for Director.

Nominee	Age	Director Since	Information About Nominee
Charles T. Cannada	59	2016
Private investor and advisor with extensive background in the telecommunications industry. From 1989 to 2000, various executive management positions at MCI (previously WorldCom and earlier LDS Communications), including Chief Financial Officer from 1989 to 1994 and Senior Vice President in charge of Corporate Development and International Ventures and Alliances from 1995 to 2000. Chairman of the Board of Nanoventions, Inc. (a microstructure technology company) and Director for First Commercial Bank Inc. (chairman of the audit committee and a member of the investment/asset liability management committee). Trustee (and member of the executive committee) Belhaven University. Member of the investment committee of the University of Mississippi's Foundation Board. From 2010 until the merger of the Company with Parkway, director of Parkway, and chairman of the Board from December 1, 2011 to December 19, 2013.

Mr. Cannada's extensive experience in the areas of accounting, finance, mergers and acquisitions, capital markets and governance of public companies has equipped him with distinct skills that are beneficial to the Company. As a successful entrepreneur and a board member in several non-public entities, he also brings a non-real estate perspective to the management and strategic planning areas of the Company.

Edward M. Casal	60	2016
Chief Executive of Aviva investors' Global Real Estate Group ("Aviva"), which manages over $30 billion in assets on behalf of a variety of global clients. Chair of Aviva's Global Investment Committee and Portfolio Manager for Aviva's real estate capitalization and secondary fund. A co-founder of Madison Harbor Capital, a real estate fund-of-funds business, serving as its Chief Executive Officer from January 2004 through April 2008. Chairman and Chief Executive Officer of Madison Harbor Balanced Strategies, Inc., a registered investment company. Prior to 2004, various positions within UBS Investment Bank and one of its predecessors companies, Dillon Read and Co. Inc. From 2011 until the merger of the Company with Parkway, director of Parkway.

With over 30 years of experience in real estate investment and capital markets, Mr. Casal brings experience in many areas that are beneficial to the Company as it continues its pursuit of real estate investments. Mr. Casal provides valuable insight for the Board of Directors due to his experience in leading a global real estate investment team and his current involvement in the real estate capital markets.

Nominee	Age	Director Since	Information About Nominee
Robert M. Chapman	64	2015
Since 2013, Chief Executive Officer of CenterPoint Properties Trust, a company focused on the development, acquisition and management of industrial property and transportation infrastructure. From August 1997 to November 2009, served in various positions with Duke Realty Corporation, including Chief Operating Officer from August 2007 to November 2009. From 1992 to 1997, served as Senior Vice President of RREEF Management Company. Adviser to First Century Energy Holdings, Inc., since 2012, Director of Rock-Tenn Company from 2007 to 2015.

In deciding to nominate Mr. Chapman, the Nominating Committee and the Board considered his broad managerial experience in real estate acquisitions and development, along with his track record of sound judgment and achievement, as demonstrated by his leadership positions as chief executive officer of a real estate company. In addition, his service as a director of another public company provides him perspective and broad experience on governance issues facing public companies.

Lawrence L. Gellerstedt III	61	2009
Chairman of the Board and Chief Executive Officer of the Company since July 2017. From July 2009 to July 2017, President and Chief Executive Officer; from February 2009 to July 2009, President and Chief Operating Officer; from May 2008 to February 2009, Executive Vice President and Chief Development Officer of the Company; and from July 2005 to May 2008, Senior Vice President and President of the Office/Multi-Family Division of the Company. Prior to joining the Company, from June 2003 to June 2005, Mr. Gellerstedt was Chairman and Chief Executive Officer of The Gellerstedt Group, a private real estate development company, and from January 2001 to June 2003, President and Chief Operating Officer of The Integral Group, a private real estate development company. Director of the Advisory Board of SunTrust Bank of Georgia and Director of Georgia Power. Director of Alltel Corporation from 1994 to 2007 and Director of WestRock Company from 2000 to 2017.

In deciding to nominate Mr. Gellerstedt, the Nominating Committee and the Board considered his position as our Chairman and Chief Executive Officer and his track record of achievement and leadership as demonstrated during a more than 30-year career in the real estate and construction industries. In addition, his previous and current service as a director of other public companies provides him perspective and broad experience on governance issues facing public companies.

Lillian C. Giornelli	57	1999
Chairman and Chief Executive Officer of The Cousins Foundation, Inc since 2000, and Trustee of The Cousins Foundation, Inc. since 1990. Since 2002, President and Director of CF Foundation. President and Trustee of Nonami Foundation since 2006. Vice Chairman of East Lake Foundation, Inc. In addition, Ms. Giornelli serves as a Trustee and chair of the audit committee of the J.M. Tull Foundation.

In deciding to nominate Ms. Giornelli, the Nominating Committee and the Board considered her significant knowledge about the real estate industry and our Company, along with her track record of sound judgment and achievement, as demonstrated by her leadership positions in a number of significant charitable foundations, as well as the skills that qualify her to serve on our Audit Committee.

Nominee	Age	Director Since	Information About Nominee
S. Taylor Glover	66	2005
Lead Independent Director of the Board of the Company since July 2017; non-executive Chairman of the Board from July 2009 to July 2017. President and Chief Executive Officer of Turner Enterprises, Inc., a privately held investment and management company, since March 2002. Prior to March 2002, for at least five years, Senior Vice President of the Private Client Group of Merrill Lynch. Since 2012, Vice Chairman and Director of Cox Enterprises, Inc., a privately held media company; from 2007 to 2012, Director of Cox Enterprises, Inc. Prior to November 2012, for at least five years, a Director of CF Foundation.

In deciding to nominate Mr. Glover, the Nominating Committee and the Board considered his broad managerial experience and track record of sound judgment and achievement, as evidenced by his leadership positions as chief executive officer of an investment company and senior vice president of a financial services company, as well as the skills that qualify him to serve as our Lead Independent Director of the Board.

Donna W. Hyland	57	2014
President and Chief Executive Officer of Children’s Healthcare of Atlanta since June 2008; Chief Operating Officer of Children’s Healthcare of Atlanta from January 2003 to May 2008; Chief Financial Officer of Children’s Healthcare of Atlanta from February 1998 to December 2002. Director of Genuine Parts Company and a member of its Audit Committee. Director of the Advisory Boards of SunTrust Bank of Georgia and Stone Mountain Industrial Park, Inc., a privately held real estate company.

In deciding to nominate Ms. Hyland, the Nominating Committee and Board considered her track record of sound judgment and achievement, as demonstrated by her leadership positions as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of a large, integrated health services organization and her leadership positions in a number of significant charitable organizations, as well as the skills and experience that qualify her as an audit committee financial expert.

R. Dary Stone	65	__
President and Chief Executive Officer of R. D. Stone Interests. Director of the Company from 2011 to 2016 and from 2001 to 2003. From February 2003 to March 2011, Vice Chairman of the Company; from January 2002 to February 2003, President of the Company’s Texas operations; from February 2001 to January 2002, President and Chief Operating Officer of the Company. Director of Tolleson Wealth Management, Inc., a privately held wealth management firm, and Tolleson Private Bank (chair of audit committee and member of compensation committee of each). Former Regent of Baylor University (Chairman from June 2009 to June 2011). Former Director of Hunt Companies, Inc., Parkway, Inc., and Lone Star Bank. Former Chairman of the Texas Finance Commission.

In deciding to nominate Mr. Stone, the Nominating Committee and the Board considered his significant knowledge of the real estate industry, especially in Texas and the Southeastern U.S., and his track record of sound judgment and achievement, as demonstrated by his leadership positions in investment and banking institutions and as demonstrated during his 17-year career with the Company, including as Vice Chairman and Director.

There are no family relationships among our Directors or executive officers.

Meetings of the Board of Directors and Director Attendance at Annual Meetings
Our Board held five meetings during 2017. Each current Director attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.
We typically schedule a Board meeting in conjunction with our Annual Meeting and expect that our Directors will attend both, absent a valid reason. Each current Director who was nominated for election at last year's Annual Meeting attended that Annual Meeting.
Director Independence
In order to evaluate the independence of each Director, our Board has adopted a set of Director Independence Standards as part of our Corporate Governance Guidelines. The Director Independence Standards can be found on the Investor Relations page of our website at www.cousins.com.
The Board has reviewed Director independence under NYSE Rule 303A.02(a) and our Director Independence Standards. In performing this review, the Board considered all transactions and relationships between each Director and our Company, subsidiaries, affiliates, senior executives and independent registered public accounting firm, including those reported under the section “Certain Transactions.” As a result of this review, the Board affirmatively determined that seven of the eight nominees for Director are independent. The independent Directors are Mmes. Giornelli and Hyland and Messrs. Cannada, Casal, Chapman, Glover and Stone. In addition, Ms. Mixson, whose term will end at the Annual Meeting, is independent. Mr. Gellerstedt is not an independent Director because of his employment as our Chief Executive Officer.
Our Audit Committee and our Compensation, Succession, Nominating and Governance Committee (the "Governance Committee") are comprised solely of independent Directors. We believe that the number of independent, experienced Directors that comprise our Board, along with the independent oversight of the Board by the Lead Independent Director, benefits our Company and our stockholders.
Executive Sessions of Independent Directors
Our independent Directors meet without management present at least four times each year. Mr. Glover, as our non-executive Chairman through July 2017 and our Lead Independent Director after such date, is responsible for presiding at meetings of the independent Directors.
Any stockholder or interested party who wishes to communicate directly with the Chairman or the independent Directors as a group may do so by writing to: Cousins Properties Incorporated, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802, Attention: Lead Independent Director.

Committees of the Board of Directors
Our Board has three standing committees - the Audit Committee; the Compensation, Succession and Nominating Committee; and the Executive Committee. The following table shows the current members of each committee, along with the anticipated membership of Mr. Stone.

Director	Audit	Compensation, Succession, Nominating and Governance	Executive
Charles T. Cannada	✓FE	✓
Edward M. Casal	✓FE
Robert M. Chapman		©	✓
Lawrence L. Gellerstedt III			✓
Lillian C. Giornelli	✓	✓
S. Taylor Glover			LD
Donna W. Hyland	© FE	✓	✓
Brenda J. Mixson (retiring as of Annual Meeting)	✓FE
R. Dary Stone (nominee for Director)	✓FE*
✓ = current committee member                 © = committee chair
FE = Financial Expert                     LD = Lead Independent Director
* = anticipated
Audit Committee.  The Audit Committee held four meetings during 2017. All of the current members of the Audit Committee are independent within the meaning of the regulations promulgated by the Securities and Exchange Commission (“SEC”), the listing standards of the NYSE and our Director Independence Standards. All of the members of the Audit Committee are financially literate within the meaning of the SEC regulations, the listing standards of the NYSE and the Company’s Audit Committee Charter. The Board has determined that each of Mmes. Hyland and Mixson and Messrs. Cannada and Casal is an audit committee financial expert within the meaning of the SEC regulations and that each has accounting and related financial management expertise within the meaning of the NYSE listing standards. If Mr. Stone is elected to the Board, we expect that he will become a member of the Audit Committee and will be designated as an audit committee financial expert.
The primary responsibilities of our Audit Committee include:

•	providing oversight of the integrity of the Company’s financial statements, the Company’s accounting and financial reporting processes and the Company's system of internal controls;

•	deciding whether to appoint, retain or terminate our independent registered public accounting firm;

•	reviewing the independence of the independent registered public accounting firm;

•	reviewing the audit plan and results of the audit engagement with the independent registered public accounting firm;

•	reviewing the scope and results of our internal auditing procedures, risk assessment and the adequacy of our financial reporting controls;

•	considering the reasonableness of and, as appropriate, approving the independent registered public accounting firm’s audit and non-audit fees; and

•	reviewing, approving or ratifying related party transactions.

Compensation, Succession, Nominating and Governance Committee.  The Compensation, Succession, Nominating and Governance Committee held five meetings during 2017. All of the members of the Compensation, Succession, Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE, including the additional independence requirements applicable to compensation committee members, and our Director Independence Standards.
The primary responsibilities of our Compensation, Succession, Nominating and Governance Committee include:

•	overseeing the administration of the Company’s compensation programs, including setting and administering our executive compensation;

•	overseeing the administration of our incentive compensation plans and equity-based plans;

•
reviewing and approving those corporate goals and objectives that are relevant to the compensation of the CEO and the other NEOs, and evaluating the performance of the CEO and the other NEOs in light of those goals and objectives;

•
reviewing our incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk-taking, and to periodically consider the relationship between risk management and incentive compensation;

•	overseeing our management succession planning;

•	making recommendations regarding composition and size of the Board;

•
reviewing qualifications of Director candidates and the effectiveness of incumbent Directors and recommending individuals to the Board for nomination, election or appointment as members of the Board and its committees;

•	reviewing and recommending to the Board corporate governance principles and policies that should apply to the Company; and

•	making recommendations regarding non-employee Director compensation.
The Compensation, Succession, Nominating and Governance Committee has retained FPL Associates ("FPL"), an independent human resources consulting firm, since 2015 to provide advice regarding executive compensation, including for our NEOs listed in the compensation tables in this proxy statement. FPL advised the Compensation, Succession, Nominating and Governance Committee with respect to compensation trends, best practices and plan design. FPL provided the Compensation, Succession, Nominating and Governance Committee with relevant market data, advice regarding the interpretation of such data and alternatives to consider when making decisions regarding executive compensation, including for our NEOs.
In 2018, the Compensation, Succession, Nominating and Governance Committee considered the independence of FPL in accordance with NYSE listing standards. The Committee requested and received a letter from FPL addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded that FPL is independent and that the work of the consultant did not raise any conflict of interest.
Investment Committee.  The Investment Committee held four meetings during 2017. The Investment Committee was originally formed in 2009 to provide management with focused advice, guidance and oversight with respect to investment decisions, during a period in which the Company was actively repositioning its portfolio from a highly diversified profile with five product types to a focus upon Class A urban office properties in the Sunbelt region. In light of the substantial completion of the repositioning of the Company's portfolio, and its current strategy of growth primarily through development activities, the Board has concluded that the review activities of the Investment Committee are more efficiently and effectively provided by the full Board. Accordingly, at its February 6, 2018 meeting, based on a recommendation approved by the Compensation, Succession, Nominating and Governance Committee at its February 5, 2018 meeting, the Board resolved to dissolve the Investment Committee, effective April 24, 2018. In making this determination, the Board approved a resolution requiring Board approval for acquisitions, dispositions or development projects which represent an anticipated gross purchase price, gross disposition price or development investment in excess of an amount specified in that resolution.
Executive Committee.  The Executive Committee may exercise all powers of the Board in the management of our business and affairs, except for those powers expressly reserved to the Board. In 2017, the Executive Committee approved the record and payment date of the common stock dividend payable in January 2017 with respect to the quarter ending December 31, 2016. In addition, in February 2017 the Board delegated to the Executive Committee the approval of the number of shares of our common stock to be issued and sold in a public offering that was registered under the Securities Act of 1933 and the consideration to be received by the Company for such stock. Pursuant to such delegation, the Executive Committee approved the issuance of up to 25 million shares of our Common Stock, at a minimum price specified by the Executive Committee.
Corporate Governance
Our Board has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Investor Relations page of our website at www.cousins.com. The charters of the Audit Committee and the Compensation, Succession, Nominating and Governance Committee are also available on the Investor Relations page of our website.
Our Board has adopted a Code of Business Conduct and Ethics (the “Ethics Code”), which applies to all officers, Directors and employees. This Ethics Code reflects our long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Ethics Code is available on the Investor Relations page of our website at www.cousins.com. Copies of our Corporate Governance Guidelines, committee charters and Ethics Code are also available upon written request to Cousins Properties Incorporated, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802, Attention: Corporate Secretary.
Any stockholder or interested party who wishes to communicate directly with our Board, or with an individual member of our Board, may do so by writing to Cousins Properties Incorporated Board of Directors, c/o Corporate Secretary, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802. At each regular Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service) and will make the communications available to the Directors upon request.
Board Leadership Structure
Our Board periodically reviews the leadership structure of the Board. In July 2017, as part of a series of strategic leadership decisions, the Board appointed the Chief Executive Officer of our Company to serve as Chairman. Concurrently, the Board elected Mr. Glover as Lead Independent Director. The Chairman works closely with our Lead Independent Director, who served as our non-executive Chairman from July 2009 to July 2017. Mr. Glover's powers and duties as Lead Independent Director reflect corporate governance best practices. Among other duties, the Lead Independent Director provides input on meeting agendas, presides over all meetings at which the Chairman is not present and chairs executive sessions of the independent Directors to discuss certain matters without members of management present. We believe this current board leadership structure is appropriate for our Company and our stockholders.
Pursuant to our Corporate Governance Guidelines, the Lead Independent Director is responsible for ensuring that the role between board oversight and management operations is respected, providing the medium for informal dialogue with and between independent Directors and allowing for free and open communication with that group. In addition, each of the Lead Director and the Chairman serves as a communication conduit for third parties who wish to communicate with the Board.
Together, our Lead Independent Director and the Chairman and Chief Executive Officer deliver clear leadership, responsibility and accountability, effective decision-making and a cohesive corporate strategy.

We believe this structure promotes efficiency and provides strong leadership for our Board, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our business partners, employees, stockholders and other interested parties.
Board’s Role in Risk Oversight
Our Board is responsible for overseeing our risk management. The Board delegates some of its risk oversight role to the Audit Committee and the Compensation, Succession, Nominating and Governance Committee.

•
Under its charter, the Audit Committee is responsible for discussing our financial risk assessment with management, as well as the oversight of our corporate compliance programs, cybersecurity concerns and the internal audit function.

•
Under its charter, the Compensation, Succession, Nominating and Governance Committee is responsible for reviewing the Company’s incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk taking and to periodically consider the relationship between risk management and incentive compensation.

In addition, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Chairs of the Audit Committee and the Compensation, Succession, Nominating and Governance Committee, as well as from outside advisers. The Board believes that the work undertaken by the Audit Committee and the Compensation, Succession, Nominating and Governance Committee, together with the work of the full Board and management, enables the Board to effectively oversee the Company’s risk management function.
Board’s Role in Corporate Strategy
Our Board is responsible for assisting management in developing and evaluating our corporate strategy. As part of a comprehensive review of our existing portfolio and review of opportunities for acquisition, disposition and development, our management team reviews and discusses with the Board the current corporate strategy, including the degree to which the assets within our portfolio and potential opportunities are aligned with that strategy.
In October 2017, our Board conducted a special meeting to review and discuss our corporate strategy, including perceived macro threats and opportunities in the office sector generally, our portfolio characteristics, the strengths and challenges of our target markets, anticipated opportunities for improvement of the portfolio and our financial philosophy.
Following discussion and review, the existing corporate strategy was reaffirmed and refined, including:
•Premier Sunbelt Office Portfolio. We prioritize investment in trophy-office building concentrations in the best-located and most highly amenitized submarkets within some of the most attractive office markets in the Sunbelt, including Austin, Atlanta, Charlotte, Tampa and Tempe. We focus on appropriate distribution of investments among those markets, and we regularly review opportunities to expand selectively in additional office markets in the Sunbelt which offer strong long-term growth characteristics, including supply constraints and strong transportation infrastructure.
•Disciplined Asset Allocation. We pursue acquisition and development opportunities where we believe our expertise in leasing and development will provide a strong base for generating attractive risk-adjusted returns and maintain or upgrade the quality of our portfolio.
•Best in Class Balance Sheet. We maintain a simple, flexible and low-levered balance sheet, appropriately sized to obtain benefits of scale, with a preference for limitations on the use of joint ventures (unless they bring strategic considerations other than funding).
•Strong Local Operating Platforms. We lead our markets with local leadership who have direct responsibility for local operations and identifying new opportunities, supported by centralized corporate functions that can be shared across the portfolio while maintaining appropriate net general and administrative expenses.

The Board will continue to review and discuss our corporate strategy with management, making prudent adjustments as appropriate given current market conditions.
Majority Voting for Directors and Director Resignation Policy
Our Bylaws and Corporate Governance Guidelines provide for majority voting in uncontested Director elections. Under the majority voting standard, Directors are elected by a majority of the votes cast, which means that the number of shares voted for a Director must exceed the number of shares voted against that Director. Under our Corporate Governance Guidelines, if a Director fails to receive a sufficient number of votes for re-election at an annual meeting, the Director must offer to tender his or her resignation to the Board. The Board will determine whether or not to accept such resignation.
Our Bylaws provide that the Compensation, Succession, Nominating and Governance Committee (referred to in this discussion as the "Nominating Committee") will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any Director who tenders his or her resignation in accordance with the Bylaw provision will not participate in the Nominating Committee’s recommendation or Board action regarding whether to accept such resignation. However, if each member of the Nominating Committee was not elected at the same election, then the independent directors who were elected will appoint a committee among themselves to consider such resignations and recommend to the Board whether to accept them. However, if the only Directors who were elected in the same election constitute three or fewer directors, all Directors may participate in the action regarding whether to accept such resignations.
Selection of Nominees for Director
Our Directors take a critical role in guiding our strategic direction and overseeing our management. Our Board has delegated to the Nominating Committee the responsibility for reviewing and recommending nominees for membership on the Board. Candidates are considered based upon various criteria and must have integrity, accountability, judgment and perspective. In addition, candidates are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight and strategic decision-making. While we have not adopted a formal policy regarding diversity of our Board, the Nominating Committee considers and values the diversity of experience, qualifications, attributes and skills that a potential nominee would bring to the Board in identifying nominees for Director.
The Nominating Committee is responsible for recommending nominees for election to the Board at each Annual Meeting and for identifying one or more candidates to fill any vacancies that may occur on the Board. The Nominating Committee uses a variety of sources in order to identify new candidates. New candidates may be identified through recommendations from independent Directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating Committee, interviews with the Nominating Committee as a whole, one or more members of the Nominating Committee, or one or more other Board members, and discussions of the Nominating Committee and the full Board. The Nominating Committee then recommends candidates to the full Board, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board in order to fill a vacancy.
The Nominating Committee will consider Director nominees proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective nominee for consideration by the committee may do so by submitting the candidate’s name and qualifications in writing to Cousins Properties Incorporated Compensation, Succession, Nominating and Governance Committee, c/o Corporate Secretary, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802.

Management Succession Planning
The Nominating Committee is also responsible for the oversight of the Company's succession planning, including overseeing a process to evaluate the qualities and characteristics of an effective chief executive officer and conducting advance planning for contingencies, such as the departure, death or disability of the Chief Executive Officer or other senior members of management. The Chief Executive Officer periodically reviews the management development and succession planning with the Governance Committee. The succession plan is also reviewed with the full Board from time to time. Potential leaders are given exposure and visibility to the Board members through formal presentations and informal events.
Board Refreshment and Board Succession Planning
Succession planning is not limited to management. We also consider the long-term make-up of our Board and how the members of our Board change over time. We aim to strike a balance between the knowledge that comes from longer-term service on the Board with the new ideas and energy that can come from adding members to the Board. We also consider the long-term needs of our Board and the expertise that is needed for our Board as our business strategy evolves and the marketplace in which we do business evolves.
We added a new independent director in each of 2014 and 2015, to replace long-serving members of our Board who retired at each of the 2014 and 2015 annual meetings. In 2016, in connection with the Parkway Transactions, three of our long-serving directors retired from the Board and four new independent directors were added to the Board, each as of October 6, 2016.
We believe that our Company gains a competitive advantage from its knowledge, experience and relationships in the markets in which we do business. During his Board tenure from 2011 to 2016, Mr. Stone's deep history and wealth of relationships within Texas previously provided great benefit to the Company. Following the Parkway Transactions, which included Mr. Stone's retirement from the Board, the Company did not have a Director with significant experience and relationships in Texas. Accordingly, our CEO recommended to the Nominating Committee that it consider nominating Mr. Stone for election to the Board. Following review and discussion, the Nominating Committee recommended to the Board that Ms. Mixson, who joined our Board following the Parkway Transactions, not be nominated for re-election and that Mr. Stone be nominated for election. It is our belief that our ongoing focus on Texas will again benefit from Mr. Stone's advice and involvement with the Board and the Company.
We believe the average tenure for our directors reflects the balance that the Board seeks between the different perspectives brought by long-serving directors and new directors. The following summarizes the tenure of our 2018 director nominees:

Board and Committee Evaluation Process
The Board has established a robust self-evaluation process. Our Corporate Governance Guidelines require the Board annually to evaluate its own performance. In addition, each of the charters of the Audit Committee and the Compensation, Succession, Nominating and Governance Committee (referred to in this discussion as the “Governance Committee”) require an annual performance evaluation. The Governance Committee oversees the annual self-assessment process on behalf of the Board.
Each year, all Board members and all members of the Audit and Governance Committees complete a detailed questionnaire. The questionnaire provides for qualitative ratings in key areas and also seeks subjective comments. The General Counsel collects and analyzes the data and prepares a verbal report with details regarding the responses to the Chair of the Governance Committee, the Lead Independent Director and the Chairman and CEO. The General Counsel also provides a verbal summary of that report to the full Board.
Hedging, Pledging and Insider Trading Policy
Our insider trading policy prohibits our employees, officers and directors from hedging their ownership of our stock, including a prohibition on short sales, buying or selling of puts and calls and purchasing our stock on margin. Our insider trading policy also prohibits our employees, officers and directors from purchasing or selling our securities while in possession of material non-public information. None of our executive officers or Directors holds any of our stock subject to pledge.
Stockholder Engagement and Outreach
Our commitment to understanding the interests and perspectives of our stockholders is a key component of our corporate governance strategy and compensation philosophy. Throughout the year, we meet with our investors to share our perspective and to solicit their feedback on our strategy and performance. During 2017, members of our executive management team participated in approximately 3 investor conferences as well as numerous one-on-one meetings with our investors. Periodically, we also hold investor days where members of our management team meet with stockholders to discuss our strategy and performance, provide tours of our properties and respond to questions. In addition, we consider the input received from our stockholders through individual meetings, telephone calls and/or written communications. We plan to continue our engagement with our stockholders in 2018, as we believe the perspectives provided by our stockholders provide valuable information to be considered in our decision making process.
Sustainability & Corporate Responsibility
We have been an advocate and practitioner of energy conservation measures and sustainability initiatives for many years, and we operate our business in a manner that seeks to advance energy efficiency and sustainability practices in every area of our Company. At Cousins, we pride ourselves on investing in trophy office buildings located in high-growth Sunbelt markets and managing these properties in a first-class manner while achieving outstanding efficiency. In evaluating new acquisition opportunities, we focus carefully on the existing performance of the building in consumption of energy and water resources and the mitigation of resource consumption through recycling and other efforts. We also evaluate the opportunities for improvement in these areas on a near and long term basis. In addition, we carefully evaluate the proximity to transit options, with a strong preference for nearby bus and rail transit. When planning development projects, we take all of the foregoing into account and we strive to design highly-sustainable buildings, generally taking advantage of the LEED and/or BOMA 360 certification process and designation. For us, sustainability means developing and maintaining durable buildings that are operated in an environmentally and socially responsible manner, thereby encouraging office users to select us for their corporate operations while enhancing the communities in which our buildings are located. Over the long term, we believe properties that reflect these priorities will remain attractive to office users and investors, and as a result, we anticipate that this philosophy will continue to generate high-quality returns for our stockholders.
In addition, we believe that we should be involved community citizens, paying our "civic rent" through philanthropic commitments from the Company and our employees to local causes, including significant participation in annual fundraising for United Way, and through active involvement by our employees in community building activities such as Habitat for Humanity or volunteer work at local shelters. This occurs not just at the corporate office, but also at the individual property level, so that we can be active in each community where the Company has made a significant investment. Together with our extensive wellness program and our commitment to a fair and respectful workplace, we believe this commitment to service and integrity offers our employees many opportunities for meaningful engagement and collaboration.
Beginning in 2015, we have maintained a report reflecting our sustainability practices, which is available on the Sustainability page of our website at www.cousins.com. In 2016 and 2017, we participated in the Global Real Estate Sustainability Benchmark (GRESB) Annual Survey, which measures the environmental performance of property portfolios around the world and is endorsed by many large institutional investors. In each of the 2016 and 2017 GRESB Surveys, we received a rating of "Green Star," the highest rating within the Survey, with a total score each year above the GRESB overall participant average. Our 2017 results represented an improvement from 2016, and our total score was above the GRESB average for the publicly listed office companies. In addition, in 2017, we scored well above our peer group in the GRESB Public Disclosure assessment, which GRESB has indicated is intended to represent an overall measure of disclosure by listed real estate companies on matters related to the environment, social and governance practices, based on a selection of indicators aligned with the GRESB Annual Sustainability Benchmark assessment. Our 2017 scores on the Disclosure of Sustainability Implementation and Disclosure of Operational Performance Data components were again an "A," with an overall score of a "B," which compares favorably to the overall comparison group average of a "D." Although we do not tailor our goals or objectives to satisfy survey objectives, we have found that participation in the GRESB assessment offers a valuable opportunity for benchmarking our sustainability practices and performance against many of our office peers and identifying opportunities for improvement.
In the development and operation of our office buildings, we look to relevant industry standards for guidelines on energy performance and other measures. In particular, we are influenced by EnergyStar, LEED and BOMA 360. As part of our pragmatic approach to sustainability, we carefully consider the guidelines and ratings when designing our new developments and improvements to existing office buildings, and we seek to include the guidelines or ratings where we believe adoption of the guidelines or receipt of ratings will have a positive effect on our operational excellence and resource consumption. We have not set arbitrary goals for certifications and awards outside of the practical implications within our portfolio.
In 2017, we made significant improvement in the portion of our portfolio which has one of the certifications or ratings offered by EnergyStar, LEED and/or BOMA 360. As of December 31, 2017, our portfolio reflected these guidelines and ratings as follows:

	Number of Buildings		% of Office Portfolio
Certification	2016	2017	2016	2017
EnergyStar (1)	27	29	66%	73%
LEED (2)	16	22	50%	70%
BOMA 360 (3)	10	34	38%	86%
Total with at least One Certification	36	35	67%	92%

(1)
EnergyStar is the U.S. Environmental Protection Agency's program for helping organizations drive energy efficiency improvements in their office building, with certification requiring a third party audit and verification that a building achieves a score of at least 75 (out of 100), meaning that it outperforms at least 75 percent of similar office buildings in the United States, with differences in operating conditions and regional weather taken into account. The average rating among our buildings with an EnergyStar certification is 86.

(2)
Leadership in Energy & Environmental Design ("LEED") is the U.S. Green Building Council's program of rating new or existing buildings on their energy performance and other sustainability characteristics.

(3)
BOMA 360 is a rating designation provided by the Building Owners and Managers Association ("BOMA"), which provides a third-party verified certification that covers a comprehensive range of six major areas of office building performance: operations and management; safety and security; training and education; energy; environmental and sustainability; and tenant relations and community involvement.

Our sustainability efforts are managed by a sustainability team led by Mr. McColl, who is also responsible for our development and operations teams. This sustainability team includes Ms. Roper and representatives from the operations and asset management groups, along with outside sustainability consultants. The team establishes the policies addressing environmental and social issues, reviews recent performance metrics, sets goals for sustainability improvements for individual buildings and ensures that sustainability efforts are included as a core value in all design, development, investment and operation decisions. In addition, Mr. McColl and Ms. Roper regularly review and discuss with the broader management team and periodically review and discuss with our Board of Directors the status of our sustainability efforts, including planned strategic initiatives and recent accomplishments.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth, as of February 7, 2018 unless otherwise noted, information regarding the beneficial ownership of our common stock by:

•	our Directors;

•	our Named Executive Officers;

•	the Directors and executive officers as a group; and

•	beneficial owners of more than 5% of our outstanding common stock.

	Number of Shares of Common Stock Beneficially Owned (1)
	Restricted Stock (2)	Shares Held in Retirement Savings Plan	Options Exercisable within 60 Days (3)	Other Shares Beneficially Owned		Percent of Class (4)
Directors, Nominees for Director and Named Executive Officers
Gregg D. Adzema	74,025	—	29,608	120,097		*
Charles T. Cannada	—	—	—	89,768	(5)	*
Edward M. Casal	—	—	—	62,288		*
Robert W. Chapman	—	—	—	44,354		*
M. Colin Connolly	71,908	—	—	55,107		*
Lawrence L. Gellerstedt III	195,594	1,660	222,411	469,978	(6)	*
Lillian C. Giornelli	—	—	23,754	1,130,647	(7)	*
S. Taylor Glover	—	—	23,754	640,849	(8)	*
Donna W. Hyland	—	—	—	54,449		*
John S. McColl	28,890	14,332	73,102	108,541	(9)	*
Brenda J. Mixson	—	—	—	76,494		*
Pamela F. Roper	42,688	—	6,684	35,682	(10)	*
R. Dary Stone	—	—	55,835	121,463	(11)	*
Total for all Directors and executive officers as a group (14 persons)	426,427	17,138	470,246	3,034,316	(12)	0.94%
5% Holders
The Vanguard Group (13)	—	—	—	68,158,958		16.22%
Cohen & Steers (14)	—	—	—	61,478,798		14.63%
BlackRock, Inc. (15)	—	—	—	57,131,286		13.60%
Invesco Ltd. (16)	—	—	—	24,790,378		5.90%
Daiwa (17)	—	—	—	22,962,236		5.50%

*	Less than 1% individually
(1)
Based on information furnished by the individuals named in the table. Includes shares for which the named person has sole voting or investment power or shared voting or investment power with his or her spouse. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)	Represents shares of restricted stock awarded to executive officers. The executive officers have the right to direct the voting of the shares of restricted stock reflected in the table.
(3)	Represents shares that may be acquired through stock options exercisable as of April 7, 2018.
(4)
Based on 420,154,187 shares of common stock issued and outstanding as of February 7, 2018, except for Schedule 13G/A filers (5% Holders), whose ownership percentages are based on shares outstanding as of December 31, 2017. Assumes that all options owned by the named individual and exercisable within 60 days are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.

(5)	Excludes 815 shares owned by Mr. Cannada's wife, as to which Mrs. Cannada has sole voting power, and for which Mr. Cannada disclaims beneficial ownership.
(6)
Excludes 1,500 shares owned in trusts for the benefit of Mr. Gellerstedt’s children, of which his wife is the trustee and has sole voting and investment power, and 50 shares owned by Mr. Gellerstedt’s wife, as to which Mrs. Gellerstedt has sole voting power, and for which Mr. Gellerstedt disclaims beneficial ownership.

(7)
Includes 932 shares owned by Ms. Giornelli and her spouse, as to which Ms. Giornelli shares voting and investment power, and 60,736 shares held by Ms. Giornelli as custodian for her children. Includes 67,496 shares owned by Nonami Foundation, Inc., of which Ms. Giornelli and her husband, as the sole trustees, share voting and investment power; 340,680 shares owned by CF Foundation, of which Ms. Giornelli is one of five board members who share voting and investment power; and 545,138 shares owned by The Cousins Foundation, of which Ms. Giornelli is one of four trustees who share voting and investment power.

(8)
Includes 5,565 shares owned by STG Partners, LP, as to which Mr. Glover and his wife, as general partners, share voting and investment power. Also includes 150,000 shares owned by the Shearon & Taylor Glover Foundation Inc., of which Mr. Glover and his wife, as the sole board trustees, share voting and investment power. Does not include 5,565 shares owned by Mr. Glover’s wife, as to which Mrs. Glover has sole voting power, and for which Mr. Glover disclaims beneficial ownership.

(9)	Includes 92,339 shares owned jointly by Mr. McColl and his spouse, as to which Mr. McColl shares voting and investment power.
(10)	Includes 23,241 shares owned jointly by Ms. Roper and her spouse, as to which Ms. Roper shares voting and investment power.
(11)	Mr. Stone, a Director nominee, has 55,835 options outstanding, which were granted during his tenure as an officer of the Company prior to his retirement in 2011.
(12)
Includes 1,249,995 shares as to which Directors and executive officers share voting and investment power with others. Does not include 7,930 shares owned by spouses and other affiliates of Directors and executive officers, as to which they disclaim beneficial ownership.

(13)
According to a Schedule 13G filed with the SEC on February 9, 2018, The Vanguard Group (“Vanguard”), an investment adviser, has sole voting power with respect to 946,242 shares of our common stock, shared voting power with respect to 561,084 shares of our common stock, sole dispositive power with respect to 67,172,803 shares of our common stock and shared dispositive power with respect to 986,155 shares of our common stock. According to the Schedule 13G, Vanguard beneficially owned 16.22% of our common stock as of December 31, 2017. Inclusive within such shares, a wholly-owned subsidiary of Vanguard, Vanguard Fiduciary Trust Company, beneficially owned 425,071 shares or 0.10% of our common stock, as a result of its serving as investment manager of collective trust accounts. In addition, inclusive within Vanguard's shares, a wholly-owned subsidiary of Vanguard, Vanguard Investors Australia, Ltd., beneficially owned 1,082,255 or 0.25% of our common stock, as a result of its serving as investment manager of Australian investment offerings. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. In addition, inclusive within such shares of Vanguard, and according to a Schedule 13G filed with the SEC on February 2, 2018, an affiliate of Vanguard, Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT”), an investment company, has sole voting power with respect to 28,281,062 shares of our common stock. According to the Schedule 13G/A, Vanguard REIT beneficially owned 6.73% of our common stock as of December 31, 2016. The business address of Vanguard REIT is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(14)
According to a Schedule 13G filed with the SEC on February 14, 2018, Cohen & Steers Inc. ("Cohen & Steers"), had sole voting power with respect to 34,305,700 shares of our common stock and sole dispositive power with respect to 61,478,798 shares of our common stock. According to a Schedule 13G, Cohen & Steers beneficially owned 14.64% of our stock as of December 31, 2017. In addition, inclusive within such shares, and according to the same Schedule 13G, a wholly owned subsidiary of Cohen & Steers, Cohen & Steers Capital Management, Inc. ("C&S Management"), an investment advisor, has sole voting power with respect to 34,070,390 shares of our common stock and sole dispositive power with respect to 60,673,585 shares of our common stock. According to the Schedule 13G, C&S Management beneficially owned 14.45% of our common stock as of December 31, 2017. In addition, inclusive within the shares reported by Cohen & Steers, and according to the same Schedule 13G, an affiliate of Cohen & Steers, Cohen & Steers UK Limited ("C&S UK"), an investment advisor, had sole voting power with respect to 235,310 shares of our common stock and sole dispositive power with respect to 805,213 shares of our common stock. According to the Schedule 13G, C&S UK beneficially owned 0.19% of our common stock as of December 31, 2017. The business address of Cohen & Steers and C&S Management is 280 Park Avenue, 10th Floor, New York, NY 10017. The business address of C&S UK is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH.

(15)
According to a Schedule 13G/A filed with the SEC on January 19, 2018, BlackRock, Inc. (“BlackRock”), a parent holding company or control person, has sole voting power with respect to 56,099,248 shares of our common stock and sole dispositive power with respect to 57,131,287 shares of our common stock. According to the Schedule 13G/A, BlackRock beneficially owned 13.6% of our common stock as of December 31, 2017. The business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(16)
According to a Schedule 13G filed with the SEC on February 9, 2018, Invesco Ltd. (“Invesco”) an investment adviser, had sole voting power with respect to 11,457,183 shares of our common stock and sole dispositive power with respect to 24,790,378 shares of our common stock. According to the Schedule 13G, Invesco beneficially owned 5.9% of our common stock as of December 31, 2017. The business address for Invesco is 1555 Peachtree Street NE Atlanta, Georgia 30309.

(17)
According to a Schedule 13G filed with the SEC on February 1, 2018, Daiwa Asset Management Co. Ltd. ("Daiwa"), a foreign holding company, had sole voting power with respect to 22,962,236 shares of our common stock, sole dispositive power with respect to 78,953 shares of our common stock and shared dispositive power with respect to 22,883,283 shares of our common stock. According to the Schedule 13G, Daiwa beneficially owned 5.5% of our common stock as of December 31, 2017. The business address for Daiwa is GranTokyo North Tower, 9-1 Marunouchi 1-chrome, Chiyoda-ku, Tokyo, Japan 100-6753.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
The Compensation, Succession, Nominating and Governance Committee of our Board of Directors (also referred to in this section as the “Compensation Committee”) is responsible for establishing the underlying policies and principles of our compensation program. This Compensation Discussion and Analysis section describes our executive compensation programs for 2017. It also describes how and why the Compensation Committee made its decisions regarding 2017 compensation for our Named Executive Officers detailed in the tables that follow. Our NEOs for 2017 are:

•	Lawrence L. Gellerstedt III – Chairman and Chief Executive Officer;

•	M. Colin Connolly – President and Chief Operating Officer;

•	Gregg D. Adzema – Executive Vice President and Chief Financial Officer;

•	Pamela F. Roper – Executive Vice President, General Counsel and Corporate Secretary; and

•	John S. McColl – Executive Vice President.
Executive Summary
Overview of 2017 Business Performance
Our strategy is to create value for our stockholders through ownership of the premier urban office portfolio in Sunbelt markets, with a particular focus on Austin, Atlanta, Charlotte, Tampa and Tempe. This strategy is based on a disciplined approach to capital allocation including value-add acquisition of assets, selective development projects, and timely disposition of non-core assets. This strategy is also based on a simple, flexible and low-leveraged balance sheet that allows us to pursue acquisitions and development opportunities at the most advantageous points in the cycle. To implement this strategy, we leverage our strong local operating platforms within each of our markets.
In 2017, we built on the momentum started with the Parkway Transactions, executing strategic transactions involving asset dispositions, development deliveries and financing activities. During this time we remained focused on our core business, with our "Funds from Operations" (or "FFO"), and our same property net operating income1 each increasing in 2017 compared to 2016. In implementing our strategy, we had goals for 2017 that included FFO, same property net operating income, aggregate leasing volume and net effective rent performance on that leasing activity. We were successful in meeting these goals.
Total Stockholder Return
Our stockholders realized a 23.1% total return for the three-year period ended December 31, 2017, in comparison to the SNL US REIT Office and the FTSE NAREIT equity indices, whose total return was 15.6% and 17.8%, respectively.

1 See Appendix A to this proxy for a reconciliation of net income available to common stockholders to FFO and to FFO as adjusted by the compensation committee and for a reconciliation of net income to same property net operating income. For the definition of FFO and same property net operating income, please see pages 25 and 27 of our Annual Report on Form 10-K for the year ended December 31, 2017 available at www.sec.gov or on the Investor Relations page of our website at www.cousins.com.

2017 Activities
During 2017, we repositioned our portfolio of properties by reducing overall exposure to Atlanta and by strategically exiting Orlando and Miami, Florida. During the year, we commenced two new development projects and completed two projects. At year-end, we had five development projects in process; our share of the total expected costs of these projects totaled $491 million. We also improved our balance sheet by issuing common equity, repaying four mortgage loans assumed in the Merger, and closing a private placement of unsecured debt. In January 2018, we expanded borrowing capacity under our credit facility from $500 million to $1 billion and extended the maturity date from 2019 to 2023. At year-end, we had cash balances (including restricted cash) of $205.7 million and no amounts outstanding under our credit facility.

In 2017, we leased or renewed approximately 2.2 million square feet of office space. The weighted average net effective rent per square foot, representing base rent less operating expense reimbursements and leasing costs, for new or renewed non-amenity leases with terms greater than one year was $22.64 per square foot. Cash basis net effective rent per square foot increased 6.9% on spaces that had been previously occupied in the past year. Cash basis net effective rent represents net rent at the end of the term paid by the prior tenant compared to the net rent at the beginning of the term paid by the current tenant. Our same property net operating income for the year increased by 4.4% on a GAAP basis. The same property leasing percentage increased slightly to 92.6% at year-end.

We believe that the Sunbelt region, and in particular the five Sunbelt markets in which we operate, possesses some of the most attractive economic and real estate fundamentals in the nation. Accelerated job growth, steady office absorption, positive rent growth, and historically low levels of new supply continue to support the healthy office fundamentals and we believe that we are well positioned to benefit and ultimately outperform in the current real estate environment.

Our Atlanta portfolio totals 6.1 million square feet, represented 33.9% of our Net Operating Income2 for the fourth quarter of 2017 and was 90.5% leased at December 31, 2017. In addition, we had three projects under development in Atlanta totaling 815,000 square feet at December 31, 2017, two of which are 100% leased and one of which became operational in January 2018. Job growth in Atlanta for the year ended December 31, 2017 was 2.1%, above the national average, and construction as a percentage of the total market square footage was a restrained 3.4% at year end. Our portfolio is well located in the Midtown, Buckhead and Central Perimeter submarkets with direct access to mass transit. We believe that the job growth combined with the relatively low levels of new construction activity position our portfolio well within our submarkets.

2 See Appendix A to this proxy for a reconciliation of a reconciliation of net income to net operating income. For the definition of net operating income, please see page 25 of our Annual Report on Form 10-K for the year ended December 31, 2017 available at www.sec.gov or on the Investor Relations page of our website at www.cousins.com.

Our Charlotte portfolio totals 3.1 million square feet, represented 22.4% of our Net Operating Income for the fourth quarter of 2017 and was 98.9% leased at December 31, 2017. In addition, we have one project under development totaling 282,000 square feet that is 100% leased. Job growth in Charlotte for the year ended December 31, 2017 was 1.7% and construction as a percentage of the total market square footage was a reasonable 5.0%. Our portfolio is located in the Uptown submarket where rents have increased to new market highs. While job growth over the past year was only slightly above the national average, Charlotte ranks third in the country for the highest rate of population growth over the last ten years. Strong demand and favorable economics have spurred a higher level of new development this cycle across the market, specifically in Uptown where approximately 850,000 square feet is currently under construction.

Our Austin portfolio totals 1.9 million square feet, represented 19.7% of our Net Operating Income for the fourth quarter of 2017 and was 94.1% leased at December 31, 2017. In addition, we have one project under development totaling 309,000 square feet that is 100% leased. Job growth in Austin for the year ended December 31, 2017 was 2.7% and construction as a percentage of the total market square footage was 10.4%. Our portfolio is predominantly in the central business district where new construction is less than 500,000 square feet and is 68% pre-leased. We believe that our dominant presence in the downtown Austin submarket combined with the job growth and low unemployment rate in the city are favorable for our existing portfolio and the new development project that is scheduled for delivery in 2021.

Our Phoenix portfolio totals 1.3 million square feet, represented 12.6% of our Net Operating Income for the fourth quarter of 2017 and was 97.3% leased at December 31, 2017. Job growth in Phoenix for the year ended December 31, 2017 was 2.2% and construction as a percentage of the total market square footage was a restrained 3.2%. Our portfolio is located in the high- growth submarket of Tempe, in close proximity to Arizona State University and its 80,000 students. With the job growth rate steady and new supply limited, vacancy levels have decreased and rental rates have increased.

Our Tampa portfolio totals 1.7 million square feet, represented 10.4% of Net Operating Income for the fourth quarter of 2017 and was 96.5% leased at December 31, 2017. Job growth in Tampa for the year ended December 31, 2017 was 2.3%, and construction as a percentage of the total market square footage was 2.3%. In the Westshore submarket, where our portfolio is located, Class A vacancy has declined to 6.6%, and there are no office projects under development. Metro-wide, the Tampa office market is experiencing low vacancy rates, and Westshore continues to command the top rents in the market, in part due to Westshore's proximity to the Tampa airport.
Summary of Key Compensation Decisions for 2017
The Compensation Committee made the following key decisions with respect to the 2017 compensation for our NEOs:

•
Although base salaries were not increased for four of five of the NEOs for 2016, base salaries were increased in 2017 for each NEO, in line with market data and to reflect their respective contributions to the Company.

•
Performance goals for our annual cash incentive awards were achieved at 124.5% of target, with 124.5% paid, based on Company performance relating to FFO, increase in same property net operating income, gross office leasing volume and net effective rent performance on office leasing activity.

•
Long-term equity awards were granted to our NEOs using a mix of 60% performance-conditioned restricted stock units (“RSUs”) and 40% time-vested restricted stock. The performance-conditioned RSUs are earned only upon meeting performance goals relating to total stockholder return (relative to the SNL US REIT Office Index) and/or FFO over a three-year period for 2017 through 2019. The time-vested restricted stock vests equally over a three-year service requirement on the anniversary of the dates of the grant.

•
Following the completion of the historic and transformative Parkway Transactions, special one-time long-term equity awards were granted to our NEOs using time-based RSUs, which will be earned only upon continuous tenure with the Company through February 6, 2020 (subject to certain exceptions consistent with the regular long-term equity awards).

Compensation and Governance Practices
We believe that our compensation program encourages executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of pay to Company performance over a multi-year period. Below we highlight our compensation and governance practices that support these principles.
What We Do

✓
Mitigate Undue Risk:  We provide a balanced mix of cash and equity-based compensation, including annual and long-term incentives which have performance metrics that we believe mitigate against excessive risk-taking by our management.

✓
Significant Portion of Equity Awards are Performance-Based: In 2017, 60% of the regular equity awards granted to our executive officers are performance-based and require that we achieve performance goals relating to FFO or TSR over a three-year period for the awards to vest.

✓
Incentive Cash Awards are Based on Achievement of Performance Goals, but Provide for Compensation Committee Discretion:  Over the last nine years (2009 to 2017), payouts under our cash incentive plan have ranged from 0% to 150%, reflecting the Company's performance under the relevant goals for each year. The Compensation Committee sets performance goals under our annual incentive cash award plan that it believes are reasonable in light of past performance and market conditions. Our plan permits the Compensation Committee to exercise discretion in making final cash incentive award determinations so as to take into account changing market conditions, allowing our executive officers to focus on the long-term health of our Company rather than an "all or nothing" approach to achieving short-term goals.

✓
Cap on Incentive Awards: For at least the last five years, our policy has established a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award approved by the Compensation Committee for the year. For at least the last four years, our policy has established 200% as the maximum percentage for performance calculation of any individual component of the incentive cash award, with 150% of the target cash award remaining the overall maximum payout that can be earned by each of the executive officers under the annual incentive cash award plan for any year.

✓
Clawback Policy: We have adopted a recoupment or “clawback” policy pursuant to which we may seek to recover incentive-based compensation from any current or former executive officer who received incentive-based compensation during the three-year period preceding the date on which we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws.

✓
Double Trigger Change in Control Agreements: We have entered into change in control agreements with our executive officers to ensure that the executives are focused on the interests of our stockholders in the event of a potential strategic acquisition, merger or disposition. The agreements require a “double trigger,” both a change in control and a termination of employment, for the payout of benefits.

✓
No Tax Gross-Up Provisions in Change in Control Agreements: Our change in control agreements with our executive officers do not include tax gross-up provisions. We have committed that we will not enter into a new agreement to include a tax gross-up provision.

✓	Independent Compensation Consultant: The Compensation Committee determined that its compensation consultant is independent pursuant to applicable NYSE listing standards.
✓
Strong Share Ownership Guidelines: We have strong stock ownership guidelines for our executive officers and Directors, including a target ownership of four times annual base salary for our Chief Executive Officer and three times annual base salary for our President.

✓	Holding Period on Restricted Stock Awards: We have adopted a policy requiring our executive officers to hold 50% of the after tax number of shares of restricted stock for 24 months following vesting.

✓
Prohibition of Hedging and Pledging of Company Stock: Our insider trading policy prohibits our Directors and executive officers from engaging in any short sales with respect to our stock or buying or selling puts or calls with respect to our stock. We also prohibit our directors and executive officers from purchasing our stock on margin. None of our directors or executive officers holds any of our stock subject to pledge.

✓	Majority Voting for Director Elections: Our Bylaws provide for majority voting in uncontested Director elections.
What We Don’t Do

✗	No Employment Agreements: We do not have employment agreements with any of our executive officers. All of our executive officers are employed “at-will.”
✗
No Perquisites: We do not provide perquisites above the reporting threshold to our executive officers. In 2017, we did not provide any perquisites to our executive officers above the reporting threshold.

✗
No Pension Plans, Deferred Compensation Plans or Supplemental Executive Retirement Plans: We do not provide any defined benefit pension plans, deferred compensation plans or supplemental executive retirement plans to our executive officers. Our executive officers are eligible to participate in our 401(k) plan on the same basis as all of our employees.

✗
No Dividend Equivalent Units on Unearned Performance Awards: No Dividend Equivalent Units on Unearned Performance Awards: No dividend equivalent units (“DEUs”) are paid on performance-conditioned RSUs during the performance period. DEUs are paid only if and to the extent that the performance-conditioned RSUs are earned.

Say on Pay Results
At our 2017 annual meeting, stockholders approved our say on pay vote with approximately 97.2% of votes cast.
We believe our compensation programs are effectively designed, are in alignment with the interests of our stockholders and are instrumental in achieving our business strategy. The Compensation Committee will continue to consider stockholder concerns and feedback in the future.
Compensation Philosophy and Competitive Positioning
The success of our business strategy depends significantly on the performance of our executives, requiring a more diverse skill set than if we were a passive real estate investor, allowing us to underwrite and execute on acquisition, development and other investment opportunities, in addition to disposition, joint venture and financing activities. In assessing the compensation of our executives, including our NEOs, we consider strategies designed to attract and retain talented executives in a competitive and dynamic real estate marketplace. While keeping in mind our accountability to our stockholders, we aim to reward executives commensurate with Company and individual performance.
Our compensation philosophy is founded on two key principles:

•
To position our NEOs’ cash and equity-based compensation to be within a competitive range (e.g., +/-10% for base salary, +/-15% for total cash compensation and +/-20% for total direct compensation) of the average compensation paid by the 50th percentile of our peer group (described below under “Market Data”) for similarly situated positions; and

•	To provide a meaningful portion of total compensation via equity-based awards, including awards that are earned only if certain future Company performance measures are satisfied.
Providing compensation levels within a competitive range of the 50th percentile allows us to be reasonably positioned in finding and retaining the top talent we need to execute our business strategy. Based on an analysis prepared in November 2016 by the independent compensation consultant, the 2016 actual total direct compensation (calculated as base salary plus actual annual incentive cash awards plus grant date target value of long-term incentive awards) for our NEOs in the aggregate was at the 41st percentile when compared to the similar metric for our peer group and therefore within the +/-20% outlined above, although the 2016 actual long-term incentive awards were at lower end of the guideline when compared to the similar metric for our peer group.
Compensation Review Process
Market Data and Peer Group
The Compensation, Succession, Nominating and Governance Committee (for this section, the "Compensation Committee") evaluates NEO compensation by reviewing available competitive data, representing organizations of varying sizes (measured by market capitalization) and varying operating strategies. For purposes of making decisions regarding 2017 compensation, the Compensation Committee engaged FPL Associates ("FPL"), among other things: (1) to review the methodology of peer group creation and propose a new peer group of public REITs; (2) to benchmark our executive compensation against our peers and assist in developing compensation objectives; (3) to analyze trends in compensation in the marketplace generally and among our peers specifically; and (4) to recommend the components and amounts of compensation for our NEOs. As discussed in Director Compensation on page 60, FPL also provided consulting services with respect to compensation for our Directors. Otherwise, FPL did not perform any other services for the Company in 2017.
With assistance from FPL, the Compensation Committee undertook a comprehensive review to develop an appropriate peer group of companies to review with the goal of evaluating the competitiveness of the Company's executive compensation program. The peer group was selected based on various criteria considered by the Compensation Committee, including industry (public REITs, and where appropriate, office-focused REITs), size (defined by equity market capitalization) and portfolio scale (defined by number of properties and/or total square footage). As a result of this peer group review and evaluation, while being mindful of best practices for selecting a peer set, the Compensation Committee selected the peer group shown below.
The peer group recommended by the compensation consultant and approved by the Compensation Committee consists of 14 public real estate companies that focus on a variety of asset classes, including (where practical) those having an office component and those that are similar in size to us in terms of equity market capitalization (market value of common and preferred stock and partnership units convertible into stock). This peer group was used because public real estate companies of the same size have similar characteristics to our company with respect to the demands and complexity of managing a similar portfolio, a significant development and acquisition pipeline and extensive capital market activities. The companies were selected so that our equity market capitalization approximates the median. As of the time the study was conducted (November 2016), this peer group had equity market capitalization ranging from $1.86 billion to $5.38 billion. Our equity market capitalization, as of that time but pro forma for completion of the Parkway Transactions, of $3.23 billion, was near the market median (56th percentile). This Peer Group is comprised of the following companies:

●	Brandywine Realty Trust	●	Highwoods Properties, Inc.
●	Columbia Property Trust, Inc.	●	Hudson Pacific Properties, Inc.
●	Corporate Office Properties Trust	●	Kite Realty Group Trust
●	DCT Industrial Trust, Inc.	●	Mack-Cali Realty Group
●	DuPont Fabros Technology, inc.	●	Piedmont Office Realty
●	EastGroup Properties, Inc.	●	STAG Industrial
●	First Industrial Realty Trust, Inc.	●	Weingarten Realty Investors

Role of Management and Compensation Consultants
The Compensation Committee evaluates Company and individual performance when making compensation decisions with respect to our NEOs. In making decisions regarding NEO compensation, the Compensation Committee considers recommendations from our CEO with respect to the performance and contributions of each of the other NEOs but retains the right to act in its sole and absolute discretion.

Representatives of the Compensation Committee’s independent compensation consultant will from time to time attend Compensation Committee meetings and provide guidance regarding interpreting the competitive compensation data and trends in the marketplace. For a discussion about the independent compensation consultant and the Committee’s independence assessment, see “Committees of the Board of Directors – Compensation, Succession, Nominating and Governance Committee” on page 18.

Components of Compensation
The total compensation opportunity for our NEOs in 2017 incorporated three primary components: base salary, annual incentive cash award and long-term incentive (or “LTI”) equity awards. Our compensation practices continue to reflect a strong alignment between pay and performance. As discussed in detail below, the performance-conditioned components of our long-term incentive compensation program have increased over the last few years, with particular emphasis on the portion of the equity awards including a TSR performance goal. To maximize alignment with stockholder interests, we tie a significant portion of our executives’ compensation (other than base salary) to our actual performance by delivering it in the form of long-term, equity-based compensation.
For our CEO, the mix of total direct compensation opportunity for 2017 (based on target values) is illustrated by the following chart:
* Note that the compensation mix above includes the special NEO grant awarded to our CEO on December 18, 2017.

Base Salary
The Compensation Committee makes base salary decisions based on the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The Compensation Committee reviewed base salaries of our NEOs for 2017 at its meetings on December 6, 2016 and December 16, 2016. Although the base salaries for four of our five NEOs were not increased in 2016, the base salaries for each of our NEOs were increased for 2017, to be more competitive with the market data and to reflect their respective contributions to the Company. The increases in base salary are as set forth below:

	2016 Base Salary	2017 Base Salary
Lawrence L. Gellerstedt III	$650,000	$700,000
M. Colin Connolly	$341,250	$405,000
Gregg D. Adzema	$405,000	$417,150
Pamela F. Roper	$325,000	$334,750
John S. McColl	$350,000	$360,500

Annual Incentive Cash Award
Our NEOs have an opportunity to earn an annual incentive cash award designed to reward annual corporate performance. Each year the Compensation Committee establishes a target annual incentive cash award opportunity for each of our NEOs following a review of their individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The targeted annual incentive cash award opportunity and the performance goals set by the Compensation Committee (discussed below) are communicated to the NEOs at the beginning of each year.
In determining the actual annual incentive cash award paid to an executive officer, the Compensation Committee initially considers performance against the pre-established performance goals. The Compensation Committee, in exercising its judgment and discretion to adjust an award up or down, then considers all facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions of the executives, in making final award determinations.
During the period from 2012 to 2017, the Compensation Committee granted annual cash incentive awards as follows:
Annual incentive cash award payout capped at 150%;
performance above reflects actual performance, with rounding, before application of cap.
2017 Target Opportunity
The Compensation Committee established target annual incentive cash awards for our NEOs for 2017 at its meetings on December 6, 2016 and December 16, 2016. As compared to 2016, no adjustment was made to the targeted percentage of base salary for the NEOs, with the exception of Messrs. Gellerstedt and Connolly, for whom the Compensation Committee increased their respective targeted percentage of base salary from 125% in 2016 to

130% in 2017 (for Mr. Gellerstedt) and 90% in 2016 to 95% in 2017 (for Mr. Connolly), to be more competitive with the market data and to reflect their respective contributions to the Company.
2017 Performance Goals
The Compensation Committee, at its February 6, 2017 meeting, approved performance goals for the 2017 annual incentive cash award following a review of our annual business plan and budget for the year. In approving the performance goals for the 2017 annual incentive cash award, the Compensation Committee considered the relatively small size of the Company's same property pool (which was anticipated to comprise only about 30% of the Company's portfolio for 2017), which resulted in this metric being less reflective of the Company's overall portfolio net operating income performance than in prior years. Following such consideration, for the 2017 annual incentive cash awards, the Compensation Committee decreased the weight of relative importance of net operating income (from 30% to 20%), with corresponding increases in leasing activity volume and net effective rent performance (which are reflective of the full portfolio) (from 15% to 20% each). The annual incentive cash award performance goals for 2017 were as follows:

1.
Funds from Operations Performance. The Compensation Committee believes that FFO is an appropriate measure of Company performance when it is properly adjusted for activities related to our investment and capital recycling strategies. The FFO goal for 2017 was $0.582 per share, weighted at 40% of the overall goals.

2.
Same Property Net Operating Income Performance. We believe that changes in same property net operating income are an appropriate measure of corporate performance. For 2017, the Compensation Committee established a goal for us to increase the net operating income generated from our same property portfolio by 3.07%, weighted at 20% of the overall goals.

3.
Leasing Activity Volume. We believe that aggregate volume of leasing activity is an appropriate measure of corporate performance. For 2017, the Compensation Committee established a goal for us to lease approximately 1.31 million square feet of office space, weighted at 20% of the overall goals. This calculation would exclude all leases less than one year, amenity leases, percentage rent leases, storage leases, intercompany leases and license agreements, along with residential leases.

4.
Net Effective Rent Performance. We believe that the financial quality of leasing performance is as important as the aggregate volume of leasing activity. Consistent with this belief, the Compensation Committee established a goal for 2017 that the average net effective rent (net rent less tenant allowances and other leasing expenses) for all office leases executed in 2017 be not less than the budgeted net effective rent, with such calculation occurring with respect to each individual lease. The total calculation of performance would include the weighted average variance for all leases signed during the period. The net effective rent performance goal was weighted at 20% of the overall goals.

The Compensation Committee approves only a target goal for each measure. In calculating performance, each component is capped at 200% of target and total payouts are capped at 150% of overall target. The Compensation Committee believes that the performance goals were aggressive and the weighting of each performance goal for the 2017 annual incentive cash awards was appropriate given our business strategy, historic performance and the current real estate market. The Compensation Committee retains the discretion to make adjustments in determining our performance against the goals to the extent it believes the adjustment is appropriate and in the best interests of the Company.
2017 Performance Against Goals
The Compensation Committee, at its meeting on February 5, 2018, evaluated the Company’s actual performance against the 2017 goals and determined that we had achieved 124.5% of the overall goals, on a weighted basis, as more particularly described below:

1.
Funds from Operations Performance. The Compensation Committee determined that we achieved adjusted FFO at an amount equal to 104.8% of our FFO goal. In reviewing our performance, the Compensation Committee exercised its discretion to adjust FFO by excluding gains realized in 2017 for the sale of assets in our residential and commercial land portfolio for which impairment losses were recorded in the fourth quarter of 2011 and by excluding beneficial adjustments related to Parkway Transaction expenses.

2.	Same Property Net Operating Income Performance. The Compensation Committee determined that we had achieved 145% of our goal for 2017 related to the increase in same property net operating income.

3.
Leasing Activity Volume. The Compensation Committee determined that we achieved 161.4% of our goal related to office leasing activity for 2017. This calculation excluded all leases less than one year, amenity leases, percentage rent leases, storage leases, intercompany leases and license agreements, along with residential leases.

4.
Net Effective Rent Performance. The Compensation Committee determined that we achieved 106.7% of our goal related to net effective rent performance for 2017. This calculation excluded leasing activity for which no budgets existed for comparison purposes.

Our actual performance against the 2017 goals are also reflected in the chart below:
At its December 2012 meeting, the Compensation Committee adopted a policy establishing a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award. At its January 2014 meeting, the Compensation Committee adopted a policy establishing a cap of 200% on each individual component of the annual incentive target cash award, while retaining the overall maximum payout of 150% of the target cash award. Based on the actual performance in

2017, application of this limitation was not required for calculation of the payout of 2017 performance awards. The actual annual incentive cash award for the 2017 performance period for each NEO is set forth in the table below and is reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table:

	2017 Target % of Base Salary	Target Opportunity	2017 Actual Award
Lawrence L. Gellerstedt III	130%	$910,000	$1,132,950
M. Colin Connolly	95%	$384,750	$479,014
Gregg D. Adzema	95%	$396,293	$493,385
Pamela F. Roper	95%	$318,013	$395,926
John S. McColl	85%	$306,425	$381,499
2018 Performance Goals
The Compensation Committee, at its February 5, 2018 meeting, approved performance goals for the 2018 annual incentive cash award following a review of our annual business plan and budget for the year. In approving the performance goals for the 2018 annual incentive cash award, the Compensation Committee considered the increased size of the Company's same property pool (which was anticipated to comprise over 95% of the Company's portfolio for 2018). Following such consideration, the Compensation Committee reaffirmed each of the four components which were utilized in the 2016 and 2017 performance periods, but adjusted the assignment of weights of relative importance to decrease the leasing activity volume and net effective rent performance to return to the weighting in 2016, from 20% to 15% each, and to increase the component related to increases in same property net operating income from 20% to 30%. The Compensation Committee considers the 2018 target amounts for each component to be aggressive and appropriate given our business strategy, historic performance and the current real estate market. The annual incentive cash award performance goal components and relative weighting for 2018 are as follows:
Long-Term Incentive Equity Awards
Our LTI program is intended to provide incentives to our executives for the creation of value and the corresponding growth of our stock price over time. The ultimate goal of equity-based compensation is to encourage our executive officers to act as equity owners. We believe equity-based compensation plays an essential role in retaining and motivating our NEOs by providing incentives that are linked to our long-term success and increasing stockholder value. The Compensation Committee believes that our equity-based long-term compensation program should provide an appropriate balance between performance incentive and retention awards.
For more information, see “Evolution of Composition of Equity Awards” on page 42.

2017 Regular LTI Awards
In 2017, the Compensation Committee granted time-vested restricted stock (40% of the overall award) and performance-conditioned RSUs (60% of the overall award) to the NEOs under our LTI program, following a structure conforming to that of prior years.
The Compensation Committee, at its February 6, 2017 meeting, granted LTI awards (the “2017 LTI Awards”) to each of our NEOs with a target grant date dollar value determined following a review of the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The Compensation Committee utilizes a dollar amount as the target value of each NEO’s LTI award, rather than a number of shares or RSUs, so as to mitigate the impact of stock price volatility and permit our equity-based compensation to be budgeted with greater accuracy. The 2017 target LTI award values, as compared to 2016 target LTI award values, were generally increased for the NEOs, to be more competitive with the market data and to reflect the contributions of the respective NEOs to the Company.
The 2017 LTI Regular Awards were comprised of a mix of 40% time-vested restricted stock, 42% performance-conditioned RSUs subject to a TSR condition (the "TSR RSUs") and 18% performance-conditioned RSUs subject to achievement of an FFO condition (the "FFO RSUs"). The time-vested restricted stock vests ratably over three years, provided that the holder is continuously employed with us through each anniversary date. For the performance-conditioned RSUs, the measurement period is three years and the RSUs vest in full only upon satisfaction of the performance conditions and (except in certain circumstances discussed below) if the holder is continuously employed with us through the full performance period.
The 2017 LTI Awards granted on February 6, 2017 by the Compensation Committee to our NEOs are set forth in the table below.

	Target LTI Award Value	Number of Restricted Shares Granted (1)	Number of Performance (TSR) RSUs Granted (2)	Number of Performance (FFO) RSUs Granted (3)
Lawrence L. Gellerstedt III	$2,000,000	95,012	86,331	42,755
M. Colin Connolly	$700,000	33,254	30,216	14,964
Gregg D. Adzema	$725,000	34,442	31,295	15,499
Pamela F. Roper	$400,000	19,002	17,266	8,551
John S. McColl	$300,000	14,252	12,950	6,413
(1)    40% of award valued at $8.42 per share.
(2)    42% of award valued at $9.73 per unit.
(3)    18% of award valued at $8.42 per unit.
For purposes of valuing the Restricted Stock and the FFO RSUs, we used our average stock price over a 30-calendar day period ending on January 27, 2017. The number of TSR RSUs granted to each NEO was determined using a Monte Carlo valuation, as of January 13, 2017. The actual grant to an NEO for each component of the 2017 LTI Award was rounded to the nearest whole unit. The grant date fair value for financial reporting purposes for the 2017 LTI Awards is set forth in the "Stock Awards" column of the Summary Compensation Table and was determined in accordance with applicable accounting rules, and differs from the target value shown above.
2017 Performance-Conditioned RSUs
The performance-conditioned RSUs granted in 2017 (the “2017 Performance-Conditioned RSUs”) require achievement of a total stockholder return goal and/or achievement of an FFO goal to have any value. These awards “cliff” vest on the third anniversary of the grant date, but are payable only if the performance conditions are met and if the holder has been continuously employed through such date (except in certain circumstances discussed below). The terms of the 2017 Performance-Conditioned RSUs are summarized as follows:

•
42% of the target value of the 2017 LTI Awards are comprised of Performance-Conditioned RSUs which are subject to a condition based upon the total stockholder return (“TSR”) of our common stock over the three-year period beginning January 1, 2017 through December 31, 2019 relative to the TSR of the companies in the SNL US REIT Office Index as of January 1, 2017 (the “2017 LTI Peer Group”). This goal is evaluated on a sliding scale. TSR below the 30th percentile of the 2017 LTI Peer Group would result in no payout, TSR at the 30th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are mathematically interpolated between these stated levels, subject to the 200% maximum.

•
18% of the target value of the 2017 LTI Awards are comprised of performance-conditioned RSUs which are subject to a condition that our FFO per share during the period beginning January 1, 2017 through December 31, 2019, is at least equal to a defined dollar amount per common share (the “FFO Target”). This goal is evaluated on a sliding scale. If FFO per share is less than 60% of the FFO Target, then there would be no payout. If FFO per share is equal to 100% of the FFO Target, then the payout would be 100%. If FFO per share is 140% or greater of the FFO Target, then the payout would be 200%. Payouts would be prorated between these stated levels, subject to the 200% maximum. The Compensation Committee considers the FFO Target to be aggressive and appropriate given our business strategy, historic performance and the current real estate market.

The Compensation Committee retains the discretion to make adjustments to our performance in determining whether the vesting conditions are achieved under the 2017 Performance-Conditioned RSU awards. At its meeting on February 6, 2017, the Compensation Committee determined that for purposes of the FFO Target, and consistent with practice in prior years, it would adjust FFO to exclude the gains on the previously impaired assets recorded by the Company in the fourth quarter of 2011 with respect to our residential and commercial land. The Compensation Committee had previously determined that when it evaluates performance against the FFO Target, any gains ultimately realized on the sale of these impaired assets will be excluded from FFO.
Dividend equivalents are not paid on Performance-Conditioned RSUs prior to full vesting. Upon satisfaction of the vesting conditions, dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock during the performance period are determined and paid on a cumulative, reinvested basis over the term of the award, at the time the award vests and based on the number of shares that are earned. For example, if the payout of a Performance-Conditioned RSU at vesting equaled 100% of target, the payout would include dividend equivalents on shares at 100% of target on a reinvested basis over the three-year performance period.
2017 One-Time Service-Conditioned LTI Awards
In addition to the regular LTI Awards previously discussed, the Compensation Committee granted special one-time equity awards to each of the NEOs in 2017. The Committee structured the awards to promote our retention and succession planning objectives and to solidify and retain effective leadership needed during the cyclical commercial real estate markets, as well as to be aligned with long-term stockholder interests. The Committee considered long-term leadership stability in establishing the service requirement of the awards and, in particular, the fact that the awards will not be eligible for payment until February 6, 2020, except in certain circumstances discussed below.
The Committee also considered the extraordinary performance and contributions of each of the NEOs to our historic and transformative Parkway Transactions, that no equity or cash award had been made at the time of consummation of the Parkway Transactions, and that the Parkway Transactions did not result in acceleration of any previously granted equity or cash awards to the NEOs. In addition, the Committee considered the significant success of the Parkway Transactions for our stockholders through the dates of grant.

The Committee worked with its independent compensation consultant, FPL Advisors, in structuring the award. The Committee structured the special equity awards ("Service-Conditioned RSUs") to be in the form of RSUs that require the achievement of the service vesting requirement, with the awards generally not being eligible for payment until 2020, and then only if the individual NEO remains an employee of the Company through February 6, 2020. Except in connection with certain circumstances discussed below, the Service-Conditioned RSUs "cliff-vest" upon completion of the service condition on February 6, 2020.
The Service-Conditioned RSUs were granted to Ms. Roper and Messrs. Connolly, Adzema and McColl on February 6, 2017 and to Mr. Gellerstedt on December 18, 2017. Details regarding the Service-Conditioned RSUs are as set forth in the table below.

	Target Service-Conditioned LTI Award Value	Number of Service-Conditioned RSUs Granted (1)(2)
Lawrence L. Gellerstedt III	$910,000	98,591
M. Colin Connolly	$384,750	45,479
Gregg D. Adzema	$396,293	46,843
Pamela F. Roper	$318,013	37,590
John S. McColl	$306,425	36,220
(1)    Awards granted February 6, 2017 valued at $8.46 per share.
(2) Award granted December 18, 2017 valued at $9.23 per share.

For purposes of valuing the Service-Conditioned RSUs granted to Messrs. Connolly, Adzema and McColl and Ms. Roper, we used our average stock price over a 30-calendar day period ending on February 6, 2017 ($8.46). For purposes of the valuing the Service-Conditioned RSUs granted to Mr. Gellerstedt, we used our average stock price over a 30-day calendar day period ending on December 18, 2017 ($9.23). The actual grant to an NEO for the Service-Conditioned RSUs was rounded to the nearest whole unit. The grant date fair value for financial reporting purposes for the Service Vesting RSUs is set forth in the "Stock Awards" column of the Summary Compensation Table and was determined in accordance with applicable accounting rules, and differs from the target value shown above.
LTI Grant Practices
We typically grant LTI awards to key employees at a regularly scheduled meeting of the Compensation Committee, which has been in January or February in each of the last five years. We do not have any program, plan or practice that coordinates the grant of equity awards with the release of material information. The Compensation Committee views LTI awards as an essential component of annual compensation of our NEOs and, as a result, the Committee approves the target grant date value of these awards in connection with the benchmarking exercise that results in the approval of annual base salaries, target annual cash incentive (bonus) and target LTI award, with a review and approval of the structure and performance conditions occurring at the time of the issuance of an LTI award.
Evolution in Composition of Equity Awards
In furtherance of its goal to continue to tie pay to performance and to ensure the long term goals of retention and motivation, the Compensation Committee reviews the components and composition of the long term incentive equity awards that it grants. During the period from 2009 to 2017, the composition of equity awards granted has moved from stock options and time-vested RSUs to a mix that is 60% comprised of Performance-Conditioned RSUs and 40% comprised of time-based restricted stock, with no stock options since 2011. In addition, the TSR performance component also increased during such period, from 0% of the award to 42% of the award. Beginning in 2015, we increased the threshold for payout from 25th percentile to 30th percentile; as a result in the event that our three-year relative TSR performance is in the bottom quartile, no payout will occur for the TSR RSUs.

Restricted Stock
Time-vested full value awards, such as restricted stock, are used primarily as a retention tool. While time-vested full value equity awards do not reward stock price growth to the same extent as performance-conditioned awards or stock options, the Compensation Committee believes that full value awards are an effective compensation tool because the current value of the award is more visible to the executive. Additionally, full value awards create an interest that encourages executives to think and act like stockholders and serve as a competitive retention vehicle. The restricted stock granted in 2017 vests ratably over three years, provided that the holder is continuously employed with us through each anniversary date. The restricted stock is granted under our 2009 Incentive Stock Plan. Holders of restricted stock generally receive all regular and special dividends declared with respect to our common stock.
Restricted Stock Units
The Compensation Committee awards cash-settled RSUs as a component of LTI, which, unlike grants of restricted stock, do not result in additional dilution to existing stockholders. An RSU is a bookkeeping unit that is essentially the economic equivalent of one share of restricted stock, the difference being that upon vesting the RSU is settled in cash, paying an amount equal to the 30-calendar day average closing price of our common stock for the period ending on the valuation date. The RSUs are granted under our 2005 Restricted Stock Unit Plan.
Upon retirement of a participant, including an NEO, RSUs are potentially subject to accelerated vesting if the participant satisfies the “Rule of 65” (as described under "Compensation Discussion and Analysis -- Severance Policy, Retirement and Change in Control Agreements" on page 46. In the case of performance-conditioned RSUs, upon the retirement of a participant who satisfies the Rule of 65, the requirement of continued employment is waived but not the performance condition. In the case of service-conditioned RSUs, upon the retirement of a participant who satisfies the Rule of 65, the requirement of continued employment is waived and the service-conditioned RSUs would be payable as of the date of retirement.
The Compensation Committee did not adopt the Rule of 65 for restricted stock awards because it would result in adverse tax consequences to the recipient.
Outstanding Option Rights
The Compensation Committee has not awarded options since 2011, as reflected in the Outstanding Equity Awards at 2017 Fiscal Year-End at the end of this Proxy Statement. The graph below reflects the value of the options as of February 7, 2018, which is calculated as the difference between the strike price and the closing price on February 7, 2018. The average strike price for the options granted from 2009-2011 is $6.01, and the average value as of February 7, 2018 is $2.49.

Other Compensation Items
LTI Awards Granted in 2015
At its meeting on February 5, 2018, the Compensation Committee evaluated the potential payout under the LTI Awards granted in 2015. The Performance-Conditioned RSUs were subject to performance goals relating to TSR (70% of the RSU award) and FFO (30% of the RSU award). With respect to the TSR component, the target performance over the period from January 1, 2015 to December 31, 2017 (the "2015 LTI Performance Period") was targeted at the 50th percentile relative to the companies in the SNL Financial US Office REIT Index as of January 1, 2015 which remain publicly traded on an established exchange for the entire performance period (the “2015 LTI Peer Group”).
The TSR component of the LTI awards was evaluated on a sliding scale, based on the Company's TSR performance during the 2015 LTI Performance Period, relative to the TSR performance for that period by the 2015 LTI Peer Group. TSR below the 30th percentile of the 2015 LTI Peer Group would result in no payout, TSR at the 30th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are mathematically interpolated between these stated levels, subject to a 200% maximum. At its meeting on February 5, 2018, the Compensation Committee determined that our TSR for the 2015 LTI Performance Period was at the 55.6th percentile relative to the companies in the 2015 LTI Peer Group, and that the mathematical interpolation resulted in 122.4% of the TSR component of these RSUs being payable.
In addition, at its meeting on September 21, 2016, the Compensation Committee determined to adjust the FFO Targets for the 2015 LTI Awards to equitably reflect the impact of the Parkway Transactions. Accordingly, the Compensation Committee approved adjustments to the FFO Targets previously approved for the 2015 LTI Awards, such that the FFO Target was adjusted to exclude the portion of the FFO Target which was derived from estimated FFO for the fourth quarter of 2016. The Compensation Committee also determined that the actual FFO for the fourth quarter of 2016 would be eliminated from the calculation of performance.
With respect to the FFO component, the adjusted target performance required that we achieve aggregate FFO for the three calendar years during the 2015 LTI Performance Period of $2.02 per common share (the “FFO Target”). This component of the LTI awards was also evaluated on a sliding scale. If FFO per share were less than 60% of the FFO Target, then there would be no payout. If FFO per share were equal to 100% of the FFO Target, then the payout would be 100%. If FFO per share were 140% or greater of the FFO Target, then the payout would be 200%. Payouts would be prorated between these stated levels, subject to the 200% maximum. At its meeting on February 5, 2018, the Compensation Committee determined that the aggregate FFO per share achieved for the 2015 LTI Performance Period was $2.15, which corresponded to 106% of the target and which resulted in an interpolated payout at 115% of target for this component. Consistent with determinations previously approved by the Committee, the calculation of the FFO performance excluded gains on previously impaired assets recorded by the Company in the fourth quarter of 2011 with respect to our residential and commercial land, along with exclusion of FFO for the quarter ended December 31, 2016 (in September 2016, the Compensation Committee approved an equitable adjustment to the FFO goal to reflect exclusion of FFO for that same quarter). Taken together, payout for the two components combined was 120.2% of target, as reflected in the following chart:

Because the payout for the 2015 performance-conditioned LTI awards occurred in 2018, these awards will be reflected in the Option Exercises and Stock Vested table in next year’s proxy statement.
Benefits and Perquisites
We provide health, dental, life, vision and disability insurance benefits to all of our employees. Our NEOs are eligible to participate on the same basis as all other employees. We contribute to individual health savings accounts for all employees who successfully complete wellness initiatives, with the amount of the Company contribution tied to the level of initiatives completed in a given year. We maintain a 401(k)/retirement savings plan (“Retirement Savings Plan”) for all eligible employees, including our NEOs. We provide a 100% “match” for all employee contributions to the Retirement Savings Plan up to 3% of eligible compensation, and we expect this program to continue in the future.
We do not have a pension plan or deferred compensation program for any of our employees, including our NEOs. Rather, we focus on providing short and long-term cash compensation and long-term equity-based awards in amounts necessary to retain our NEOs and to allow them to provide for their own retirement.
In 2017, we did not provide any perquisites to our NEOs above the reporting threshold.
Our NEOs are eligible for benefits under change in control agreements only in certain “double trigger” circumstances. These agreements are discussed below under “Severance Policy, Retirement and Change in Control Agreements.”
Incentive-Based Compensation Recoupment or “Clawback” Policy
Our Board of Directors has adopted an incentive-based compensation recoupment policy (the “Recoupment Policy,” also sometimes commonly referred to as a “clawback” policy). Pursuant to the Recoupment Policy, if the Company is required to restate any previously issued financial statements due to the Company’s material noncompliance (as determined by the Company) with any financial reporting requirement under the federal securities laws, the Company will seek to recover incentive-based compensation from any current or former executive officer of the Company who received incentive-based compensation from the Company during the three-year period preceding the date on which the Company is required to prepare an accounting restatement. The amount to be recovered from the executive officer will be based on the excess, if any, of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement. The definition of “executive officer” and “incentive-based compensation,” the date on which the Company is required to prepare an accounting restatement, the amount to be recovered and any other interpretation of the policy shall be determined by the Compensation Committee acting in its sole discretion. The Board of Directors may amend the

Recoupment Policy from time to time in its discretion and as it deems necessary or appropriate to reflect applicable regulations of the SEC, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.
Stock Ownership Guidelines and Stock Holding Period
Our Corporate Governance Guidelines include stock ownership guidelines for our executive officers and Directors. With respect to our executive officers, the guidelines require ownership of our stock within five years of becoming an executive officer or from promotion to a new executive office, with a value equal to the following multiple of his or her base salary. In addition, each of our Directors is required to own stock with a value equal to three times the annual cash retainer for Directors, or $180,000. Directors generally must accumulate the required ownership within three years of joining the Board. As of February 7, 2018, each of our Directors and executive officers satisfied the stock ownership guidelines (taking into account any period permitted to satisfy the guidelines, where applicable), as shown below:

Executive Officers and Non-Employee Directors	Multiple of Base Salary or Annual Director's Cash Retainer	In Compliance?
CEO	4x	Yes
President (if not also CEO)	3x	Yes
Executive Vice Presidents	2x	Yes
Other executive officers	1x	Yes
Non-Employee Directors	3x	Yes

The guidelines are consistent with our belief that our executive officers’ and Directors’ interests should be aligned with those of our stockholders and our expectation that executive officers and Directors maintain a significant level of investment in our Company. The Chair of the Compensation Committee may approve exceptions to the guidelines from time to time as he or she deems appropriate. With respect to both executive officers and Directors, the following count toward the stock ownership requirements:

•	shares purchased on the open market;

•
shares owned outright by the officer, or by members of his or her immediate family residing in the same household, whether held individually or jointly, unless beneficial ownership is disclaimed by the executive officer or Director;

•	restricted stock and RSUs received pursuant to our LTI plans, whether or not vested; and

•
shares held in trust for the benefit of the officer or his or her immediate family, or by a family limited partnership or other similar arrangement, unless beneficial ownership is disclaimed by the executive officer or Director.

Under our Corporate Governance Guidelines, our executive officers are required to hold 50% of the after tax number of shares of restricted stock granted under our compensation plans for a period of 24 months following vesting.
Severance Policy, Retirement and Change in Control Agreements
We have several arrangements that would provide for the payment of benefits in the event of a termination of one of our NEOs or a change in control of our company.
General Severance Benefit for All Employees
We provide a general severance benefit to all employees, including our NEOs, following termination of employment by us other than for “cause.” In general, the severance benefit payable is an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by us, the years of service multiplied by 1.5, plus (ii) four. The calculation of the severance benefit payable to an employee, and the terms and conditions of the severance plan, are subject to change from time to time.
Equity Plans
The 2009 Incentive Stock Plan (as amended the “Stock Plan”) and the 2005 Restricted Stock Unit Plan (as amended, the “RSU Plan”) generally provide for accelerated vesting of awards upon a “change in control” if the plan is not continued or assumed. Under the Stock Plan and the RSU Plan, even if one or both of these plans are continued or assumed, the awards vest if the employee is terminated or resigns for good reason within two years of the change in control. With respect to Performance-Conditioned RSUs, if accelerated vesting occurs as a result of a change in control, then the payout amount is at the target award amount. Our NEOs participate in the Stock Plan and the RSU Plan on the same terms as our other key employees. The Compensation Committee believes that the accelerated vesting of outstanding equity awards following a change in control is a customary and reasonable component of an equity incentive program.
In general, an employee will forfeit any unvested LTI grants upon termination of employment for any reason other than following a change in control. However, stock options and RSUs, other than performance-conditioned RSUs, vest upon retirement of the employee if the employee is at least 60 years of age and the sum of the employee’s whole years of age plus whole years of service equals at least 65 (collectively, the “Rule of 65”). The Compensation Committee adopted the Rule of 65 to provide a further incentive for long-term employment, as well as to recognize that options and RSUs are part of annual compensation and, if an employee retires after satisfying certain age and service requirements, then he or she should get the benefit of outstanding options and RSUs. With respect to performance-conditioned RSUs, the Rule of 65 applies to waive any continuing service requirement but does not waive any performance condition. Also, the Compensation Committee did not adopt the Rule of 65 for restricted stock awards because it would result in adverse tax consequences to the recipient.
Change in Control Agreements
Each of our NEOs is a party to a Change in Control Severance Agreement (the “Change in Control Agreement”), which provides the NEOs with benefits in the event that his or her employment is terminated under certain circumstances following a change in control, often referred to as a “double trigger.” These agreements have been in place since 2007 for those employees who were executive officers at that time. The Compensation Committee believes that the cash severance and other benefits provided under the Change in Control Agreement are customary and reasonable components of our compensation program that keep our NEOs focused on the interests of the stockholders in the event of a potential strategic transaction.
In 2010, the Compensation Committee approved a new form of Change in Control Agreement that includes a "net best" provision instead of a tax gross-up provision, but is otherwise identical to the previous form of agreement. This new form was used for Messrs. Adzema, McColl and Connolly and Ms. Roper. In 2017, Mr. Gellerstedt's Change in Control Agreement was amended to delete the tax gross-up provisions in his agreement and to replace them with the same "net best" provision included in the agreements of the other NEOs.
Our Change in Control Agreements include non-competition clauses that prohibit the NEO (without the prior written consent of the Company) to compete with the "Company's Business" within a 15 mile radius of any of the Company's projects for two years following termination of the NEO's employment following a change in control. The Change in Control Agreements for each of our NEO included a definition of Company's Business that included activities related to all types of real estate properties, including multi-family, retail, industrial and land development. When this form of Change in Control Agreement was adopted in 2010, the Company was an owner and operator of those real estate categories, but the Company's simplified strategy has resulted in a focus only upon commercial office properties. In 2017, we amended the Change in Control Agreements for each of our NEOs to adjust the definition of Company's Business to be only those activities related to commercial office properties.

Tax Implications of Executive Compensation
The Compensation Committee's policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Prior to December 22, 2017, under Section 162(m) of the Internal Revenue Code, as amended (the "Code"), a publicly-held corporation was not permitted to deduct compensation of more than $1 million paid to any "covered employee." The recently enacted act to provide for reconciliation pursuant to Titles II and IV of the concurrent resolution on the budget for fiscal year 2018, commonly known as the "Tax Cuts and Job Act," eliminated the previous limited exceptions which permitted deductions for certain performance-based compensation above the $1 million limit, unless such compensation qualifies for limited transition relief applicable to certain arrangements in place as of November 2, 2017.
Substantially all of the services rendered by our NEOs were performed on behalf of our operating partnership or its subsidiaries. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but we have no reason to believe that the same conclusion would not apply to us. To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives related to their performance.
Because we qualify as a REIT under the Code, we generally distribute at least 90% of our net taxable income (excluding any net capital gain) each year and, therefore, do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers as a result of their services performed on behalf of our operating partnership, the recently enacted amendment to Section 162(m) that eliminates the exception to the limitation on the federal tax deduction does not have a material impact on us.
Committee Report on Compensation
The Compensation, Succession, Nominating and Governance Committee is responsible for, among other things, setting and administering the policies that govern executive compensation, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation, Succession, Nominating and Governance Committee has reviewed the Compensation Discussion and Analysis herein and discussed it with management. Based on the review and the discussions with management, the Compensation, Succession, Nominating and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2018 proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION, SUCCESSION, NOMINATING
AND GOVERNANCE COMMITTEE

Robert M. Chapman, Chair
Charles T. Cannada
Lillian C. Giornelli
Donna W. Hyland

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934 (the “Acts”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

SUMMARY COMPENSATION TABLE FOR 2017
The following table sets forth information concerning total compensation for our NEOs for 2017, 2016 and 2015.

	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Lawrence L. Gellerstedt III	2017	$700,000	$3,038,278	$1,132,950	$23,621	$4,894,849
Chairman and	2016	$650,000	$1,469,886	$1,108,250	$22,235	$3,250,371
Chief Executive Officer	2015	$650,000	$1,282,952	$975,000	$21,630	$2,929,582
M. Colin Connolly	2017	$405,000	$1,129,649	$479,014	$30,283	$2,043,946
President and	2016	$341,250	$558,558	$418,919	$29,046	$1,347,773
Chief Operating Officer	2015	$341,250	$394,756	$368,550	$27,120	$1,131,676
Gregg D. Adzema	2017	$417,150	$1,167,798	$493,384	$30,516	$2,108,848
Executive Vice President and	2016	$405,000	$685,941	$524,799	$28,752	$1,644,492
Chief Financial Officer	2015	$405,000	$542,444	$461,700	$27,670	$1,436,814
Pamela F. Roper	2017	$334,750	$743,662	$395,926	$30,433	$1,504,771
Executive Vice President,	2016	$325,000	$391,968	$421,135	$29,046	$1,167,149
General Counsel and Corporate Secretary	2015	$315,000	$296,062	$283,500	$27,670	$922,232
John S. McColl	2017	$360,500	$625,667	$381,499	$30,283	$1,397,949
Executive Vice President	2016	$350,000	$269,484	$405,790	$28,752	$1,054,026
	2015	$350,000	$205,542	$357,000	$27,670	$940,212

(1)
This column reflects the aggregate grant date fair value of restricted stock awards and performance-conditioned RSUs granted during the applicable year, computed in accordance with Financial Accounting Standards Board's Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of restricted stock awards is the number of shares of restricted stock granted multiplied by the closing stock price on the grant date. The grant date fair value of the FFO-based performance-conditioned RSUs is the number of RSUs granted multiplied by the 30-day trailing average stock price on the date of grant. The grant date fair value of the TSR-based performance-conditioned RSUs is the target number of RSUs granted multiplied by the fair market value per RSU determined using a Monte Carlo valuation, with such valuation being performed as of the grant date. The grant date fair value of the service-conditioned RSUs is the number of RSUs granted multiplied by the 30-day trailing average stock price on the date of grant. Information about the assumptions used to value these awards can be found in Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. An overview of the features of these awards can be found in “Compensation Discussion and Analysis” above.

For 2017, the grant date fair value of the restricted stock awards reflects the closing stock price on the grant date of February 6, 2017 ($8.68). The grant date fair value of the FFO-based performance-conditioned RSUs and the service-conditioned RSUs which were each granted February 6, 2017 reflects the 30-day trailing average stock price on the date of grant, which was $8.46. The grant date fair value of the service-conditioned RSUs which were granted on December 18, 2017 reflects the 30-day trailing average stock price on the date of grant, which was $9.23. The grant date fair value of the TSR-based performance-conditioned RSUs granted February 6, 2017 reflects the fair market value per RSU determined using a Monte Carlo valuation ($10.91). Assuming the highest level of performance conditions are achieved for the FFO-based and TSR-based performance-conditioned RSUs, resulting in 200% of the target RSUs being issued, the grant date values of all stock awards for 2017 would be as follows: Mr. Gellerstedt — $5,645,311; Mr. Connolly — $2,041,927; Mr. Adzema — $2,112,665; Mr. McColl — $1,016,605; and Ms. Roper — $1,264,931.

The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock will depend upon the value of our common stock on the vesting date. The actual amount ultimately realized by the NEO, if any, from a grant of performance-conditioned RSUs will depend upon the 30-day trailing average stock price on the last day of the performance period and our performance relative to the conditions. The actual amount ultimately realized by the NEO, if any, from a grant of service-conditioned RSUs will depend upon the 30-day trailing average stock price on the vesting date.

(2)
These amounts reflect the actual annual incentive cash award earned by the NEOs for the applicable year, as determined by the Compensation Committee. For a description of the 2017 annual cash incentive award performance goals, see "Compensation Discussion and Analysis" above.

(3)	The components of All Other Compensation for 2017 are as set forth below. In 2017, we did not provide any perquisites to our NEOs above the reporting threshold.

	Retirement Savings Plan Contribution (A)	Insurance Premiums (B)	Total All Other Compensation
Lawrence L. Gellerstedt III	$7,950	$15,671	$23,621
M. Colin Connolly	$7,950	$22,566	$30,516
Gregg D. Adzema	$7,950	$22,333	$30,283
Pamela F. Roper	$7,950	$22,483	$30,433
John S. McColl	$7,950	$22,333	$30,283

(A)
We maintain a Retirement Savings Plan for the benefit of all eligible employees. The Company “matches” employee contributions to the plan up to 3% of eligible compensation, subject to a maximum matching contribution of $7,950 in 2017. The “matching” contributions are available for all employees, including our NEOs. During the first three years of a participant's employment, Company contributions, both discretionary and matching, vest ratably each year. After a participant has three years of service, all contributions are fully vested. Vested benefits are generally paid to participants upon retirement but may be paid earlier in certain circumstances, such as death, disability, or termination of employment.

(B)
This column reflects the portion of health, dental, life, disability and accidental death insurance premiums paid by the Company on behalf of the NEOs, together with the cost of the employee assistance/wellness program to which the Company subscribes and the health savings account contributions made by the Company. All active employees regularly scheduled to work 24 hours or more per week are eligible to participate in the Company benefit plans. We contribute to health savings accounts for the benefit of all eligible employees, which are personal savings accounts funded with pre-tax dollars and used to pay for eligible health care expenses not covered by insurance. The Company contributes annually into an employee's health savings account based upon the successful completion of wellness initiatives by the employee, subject to a maximum matching contribution of $500 in 2017. The contributions are available for all benefit-eligible employees, including our NEOs.

GRANTS OF PLAN-BASED AWARDS IN 2017
The following table sets forth information with respect to grants of plan-based awards to each of our NEOs during 2017.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(5)
		Target ($)	Maximum ($)	Threshold	Target	Maximum
Lawrence L. Gellerstedt III
Annual Incentive Award (1)		$910,000	$1,365,000
Performance-conditioned RSUs – TSR (2)	2/6/17			30,216	86,331	172,662		$941,871
Performance-conditioned RSUs – FFO (2)	2/6/17			1,069	42,755	85,510		$361,707
Service-conditioned RSUs (3)	12/18/17				98,591			$811,404
Restricted Stock (4)	2/6/17						95,012	$824,704
M. Colin Connolly
Annual Incentive Award (1)		$384,750	$577,125
Performance-conditioned RSUs – TSR (2)	2/6/17			10,576	30,216	60,432		$329,657
Performance-conditioned RSUs – FFO (2)	2/6/17			374	14,964	29,928		$126,595
Service-conditioned RSUs (3)	2/6/17				45,479			$384,752
Restricted Stock (4)	2/6/17						33,254	$288,645
Gregg D. Adzema
Annual Incentive Award (1)		$396,293	$594,440
Performance-conditioned RSUs – TSR (2)	2/6/17			10,953	31,295	62,590		$341,428
Performance-conditioned RSUs – FFO (2)	2/6/17			387	15,499	30,998		$131,122
Service-conditioned RSUs (3)	2/6/17				46,843			$396,292
Restricted Stock (4)	2/6/17						34,442	$298,957
Pamela F. Roper
Annual Incentive Award (1)		$318,013	$477,020
Performance-conditioned RSUs – TSR (2)	2/6/17			6,043	17,266	34,532		$188,372
Performance-conditioned RSUs – FFO (2)	2/6/17			214	8,551	17,102		$72,341
Service-conditioned RSUs (3)	2/6/17				37,590			$318,011
Restricted Stock (4)	2/6/17						19,002	$164,937
John S. McColl
Annual Incentive Award (1)		$306,425	$459,638
Performance-conditioned RSUs – TSR (2)	2/6/17			4,533	12,950	25,900		$141,285
Performance-conditioned RSUs – FFO (2)	2/6/17			160	6,413	12,826		$54,254
Service-conditioned RSUs (3)	2/6/17				36,220			$306,421
Restricted Stock (4)	2/6/17						14,252	$123,707

(1)
These amounts reflect target annual incentive cash amounts for 2017 as set by the Compensation Committee. In accordance with the Compensation Committee's policies, there is no threshold amount set for this award. The maximum payout cannot exceed 150% of target.

(2)
These rows show the potential number of RSUs that would vest pursuant to the performance-conditioned RSUs at the end of the applicable three-year performance period if the threshold, target or maximum performance goals are satisfied, provided the NEO remains continuously employed by us, or upon retirement if the NEO meets the Rule of 65. In addition, dividend equivalents will be paid upon satisfaction of the vesting conditions, if at all, on a cumulative, reinvested basis over the term of the award based on the number of RSUs which actually vest. See “Compensation Discussion and Analysis – 2017 LTI Awards” for a description of the performance parameters for these performance-conditioned RSUs, and see “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards. Note that the threshold listed for TSR RSUs reflects the resulting payout if the minimum performance threshold of 30th percentile is satisfied (35% payout), and the threshold listed for FFO RSUs reflects the resulting payout if the minimum performance threshold of 60% of FFO target is satisfied (2.5% payout).

(3)
This row represents the number of RSUs that would vest pursuant to the one- time service-conditioned RSUs on February 6, 2020, provided the NEO remains continuously employed by us, or upon retirement if the NEO meets the Rule of 65. For the period from the grant date to the vesting date, the service-conditioned RSUs also receive dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock. See "Compensation Discussion and Analysis -- Severance Policy, Retirement and Change in Control Agreements" for a description of the effect of the Rule of 65 on these awards. Note that no threshold or maximum is listed for the service-conditioned RSUs, as the granted amount will vest without multiplier if the service condition is satisfied.

(4)
This column represents restricted stock granted in 2017 under our Stock Plan. The restricted stock granted February 6, 2017 as part of the 2017 LTI Awards vests ratably over three years on each anniversary of the grant date, provided the NEO has been continuously employed by us through the applicable anniversary date. The restricted stock awards also receive dividends or dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock.

(5)
This column reflects the aggregate grant date fair value of restricted stock awards and performance-conditioned RSUs granted during the applicable year, computed in accordance with ASC 718. The grant date fair value of the restricted stock awards is the product of the number of shares granted multiplied by the closing stock price on the grant date. The grant date fair value of the FFO-based performance-conditioned RSUs is the product of the number of RSUs granted multiplied by the 30-day trailing average stock price on the date of grant. The grant date fair value of the TSR-based performance-conditioned RSUs is the target number of RSUs granted multiplied by the fair market value per RSU determined using a Monte Carlo valuation, which is computed based on the probable outcome of the performance conditions as of the grant date for the award. The grant date fair value of the service-based RSUs is the product of the number of RSUs granted multiplied by the 30-day trailing average stock price on the date of grant. Information about the assumptions used to value these awards can be found in Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock will depend upon the value of our common stock on the vesting date. The amount ultimately realized by the NEO, if any, from a grant of performance-conditioned RSUs will depend upon the 30-day trailing average stock price on the last day of the performance period and the satisfaction of the performance conditions. The amount ultimately realized by the NEO, if any, from a grant of service-conditioned RSUs will depend upon the 30-day trailing average stock price on the vesting date.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END
The following table sets forth information with respect to all outstanding option and stock awards for each of our NEOs on December 31, 2017.

	Option Awards				Stock Awards
		Option Exercise Price (1)	Option Grant Date (1)	Option Expiration Date (1)	Number of Shares or Units of Stock that Have Not Vested (2)(3)	Market Value of Shares or Units of Stock that Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested (5)	Equity Incentive Plan Awards: Market Value of Unearned Units that Have Not Vested (6)
	Number of Securities Underlying Unexercised Options (1)
Lawrence L. Gellerstedt III	66,166	$6.33	02/16/09	02/16/19
	88,569	$5.32	02/15/10	02/15/20
	67,676	$6.39	02/14/11	02/14/21
					398,136	$3,682,758	253,562	$2,345,449
M. Colin Connolly	-	-	-	-
					145,836	$1,348,983	92,482	$855,459
Gregg D. Adzema	29,608	$6.39	02/14/11	02/14/21
					170,331	$1,575,562	104,882	$970,159
Pamela F. Roper	6,684	$6.33	02/16/09	02/16/19
					100,672	$931,216	59,011	$545,852
John S. McColl	32,425	$6.33	02/16/09	02/16/19
	23,058	$5.32	02/15/10	02/15/20
	17,619	$6.39	02/14/11	02/14/21
					84,572	$782,291	42,184	$390,202

(1)
See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards. All options are fully vested and exercisable.

(2)
Included in this number are TSR-based and FFO-based performance-conditioned RSUs granted on February 2, 2015, as adjusted in connection with the Spin-off. These awards have a performance evaluation date of December 31, 2017 and a vesting date of February 2, 2018. The TSR-based performance-conditioned RSUs and the FFO-based performance-conditioned RSUs each surpassed the threshold. Therefore, as of December 31, 2017, the TSR-based RSUs and FFO-based RSUs had been earned, but not yet vested. These awards met the criteria for an average weighted payout of 120%, which is reflected in the number of shares above. They vested on February 2, 2018 based on the 30 day average of our closing stock price as December 31, 2017 ($9.32). The number of shares and the amount earned by each NEO upon vesting, including dividend equivalent units, as it relates to these shares is as follows:

		Number of TSR-based RSUs			Number of FFO-based RSUs		Amount Earned Upon Vesting
Lawrence L. Gellerstedt III			92,817			33,925	$1,174,982
M. Colin Connolly			28,558			10,439	$361,536
Gregg D. Adzema			39,269			14,351	$497,106
Pamela F. Roper			16,229			7,828	$269,604
John S. McColl			14,869			5,435	$188,238

(3)
Included in this number are service-conditioned RSUs granted to Ms. Roper and Messrs. Adzema, Connolly and McColl on February 6, 2017 and service conditioned RSUs granted to Mr. Gellerstedt on December 18, 2017. Subject to satisfaction of the service condition by each NEO, these RSUs will vest on February 6, 2020, based on the 30 day average our closing stock price on that date. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

(4)	Market value was calculated by multiplying the number of unvested restricted shares and earned unvested RSUs at year-end by our closing stock price on December 31, 2017 ($9.25).
(5)
Represents performance-conditioned RSUs granted in 2016 and 2017, assuming that the target performance goals will be achieved for the TSR-based and FFO-based awards granted in 2016 and 2017. See Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for an overview of the features of these awards. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

(6)	Market value was calculated by multiplying the number of unearned unvested RSUs at year-end by our closing stock price on December 31, 2017 ($9.25).

OPTION EXERCISES AND STOCK VESTED IN 2017
The following tables set forth information concerning the amounts realized in 2017 upon the vesting of restricted stock and RSUs by each of our NEOs. No options were exercised in 2017.

	Stock Awards
	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Lawrence L. Gellerstedt III	671,210	$5,475,654
M. Colin Connolly	35,043	$296,475
Gregg D. Adzema	44,977	$380,933
Pamela F. Roper	18,467	$156,836
John S. McColl	19,159	$162,149

(1)	The number of shares acquired upon vesting includes the following:

	Shares of Restricted Stock	RSUs (A)
Lawrence L. Gellerstedt III	62,455	608,755
M. Colin Connolly	23,057	11,986
Gregg D. Adzema	29,565	15,412
Pamela F. Roper	14,357	4,110
John S. McColl	12,026	7,133

(A) RSUs are paid in cash at vesting. The TSR-based and FFO-based RSU awards met the criteria for an average weighted payout of 41.3%, which is reflected in the number of shares above. The special LTI award granted to the CEO met the criteria for a payout of 141.2%, which is reflected in the number of shares above. The number of shares and the amount earned by each NEO upon vesting includes dividend equivalent units.

(2)
The value shown is based on the trailing 30-day average closing market price of our common stock of $8.43 for the RSUs which vested on January 30, 2017 and a trailing 30-day average closing market price of our common stock of $8.29 for the RSUs which vested on December 31, 2017, respectively. The value shown also includes dividend equivalents for RSUs. The value shown is based on the closing market price of our common stock of $8.51, $8.43 and $8.58 for the restricted shares which vested on January 29, 2017, January 30, 2017 and February 2, 2017, respectively. If the vesting date is not an NYSE trading day, the prior trading day’s closing price is used.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE IN CONTROL
We provide severance benefits to our NEOs as described in “Compensation Discussion and Analysis — Severance Policy, Retirement and Change in Control Agreements” in the event that (1) a “change in control” occurs and (2) during the two-year period thereafter, the NEO’s employment is terminated without “cause” (discussed below) or the NEO resigns for “good reason” (discussed below). The severance benefit is payable in a lump sum six months and one day after termination. For each of Messrs. Adzema, Connolly and McColl and Ms. Roper, we have agreed to pay an amount equal to 2.00 times the sum of his or her annual base salary plus his or her average cash bonus. For Mr. Gellerstedt, we have agreed to pay an amount equal to 3.00 times the sum of his annual base salary plus his average cash bonus.
For purposes of determining the severance benefit, “annual base salary” is the NEO’s annual base salary in effect on the day before the NEO’s employment terminates in connection with the change in control. The “average cash bonus” is the sum of the annual cash bonuses that were paid to the NEO during the three years immediately prior to the date the NEO’s employment terminates in connection with the change in control, divided by the number of annual cash bonuses the NEO was eligible to receive during such period. The table below assumes a triggering event occurred on December 31, 2017. The annual base salary is the salary in effect for 2017 and the average bonus is based on the annual cash incentive awards actually paid in 2015, 2016 and 2017 (such annual cash incentive awards relate to the performance during the prior calendar year).
The terms of each Change in Control Agreement are substantially identical and are summarized as follows:
Health Benefits - The Change in Control Agreement provides that we will continue to provide the NEO with health benefits for two years (three years, in the case of Mr. Gellerstedt), either under our plan, an outside plan or by reimbursing the premiums paid by the NEO for outside coverage.
Change in Control - Under the Change in Control Agreement, a “change in control” generally means that any one of the following events occurs:

•
A person (or group) acquires, directly or indirectly, the beneficial ownership representing 30% or more of the combined voting power for the election of directors of the outstanding securities of the Company, subject to certain exceptions;

•	A majority of the Board changes during a two-year period (unless the new Directors were elected by two-thirds of the Board members that were members on the first day of the two-year period);

•	Stockholders approve our dissolution or liquidation;

•	The sale or other disposition of all or substantially all of our assets, subject to certain exceptions; or

•	Any consolidation, merger, reorganization or business combination involving us or our acquisition of the assets or stock in another entity, subject to certain exceptions.
Cause - The Change in Control Agreement defines “cause” generally as any felony or any act of fraud, misappropriation or embezzlement or any material act or omission involving malfeasance or gross negligence in the performance of the NEO’s duties to our material detriment.
Good Reason - The Change in Control Agreement defines “good reason” generally to mean:

•	a reduction in the NEO’s annual base salary or eligibility to receive any annual bonuses or other incentive compensation;

•
a significant reduction in the scope of the NEO’s duties, responsibilities, or authority or a change in the NEO’s reporting level by more than two levels (other than mere change of title consistent with organizational structure);

•	a transfer of the NEO’s primary work site more than 35 miles from the then current site; or

•
failure to continue to provide to the NEO health and welfare benefits, deferred compensation benefits, executive perquisites, stock options and restricted stock grants (or restricted stock unit grants) that are in the aggregate comparable in value to those provided immediately prior to the change in control.

Protective Covenant Agreement and Waiver and Release  - In order to receive the benefits of the Change in Control Agreement, an NEO must enter into a “Protective Covenant Agreement” and a “Change in Control Severance Agreement Waiver and Release.” If the NEO declines to enter into either the Protective Covenant Agreement or the Change in Control Severance Agreement Waiver and Release then the NEO would forfeit his or her severance benefit.

•
The Protective Covenant Agreement generally provides that the NEO will protect certain of our interests in exchange for the payment. In particular, the Protective Covenant Agreement provides that the NEO will not, during a “protection period,” (1) compete with our then existing projects, (2) solicit any business from any of our customers, clients, tenants, buyers or sellers that he or she had contact with during the preceding three years while employed and (3) solicit any of our employees that he or she had personal contact with during his or her employment with us. For this purpose, the “protection period” is generally two years or, if shorter, the number of years used as a multiplier to determine the executive’s change in control benefit.

•
The Change in Control Severance Agreement Waiver and Release is a standard release that is required for all employees to receive any severance benefits from us and provides, in particular, that the NEO waives any and all claims against us and also covenants not to sue or to disparage us.

Tax Protection - None of our NEOs are entitled to a gross-up payment pursuant to the Change in Control Agreements that they have entered into with us, but their agreements do have a "best net" provision that reduces payment to the applicable NEO if excise taxes would otherwise be triggered, to the extent that such a reduction results in a greater after-tax amount for the NEO.
The following table shows the potential payments to the NEOs upon a termination of employment under various scenarios, assuming that the triggering event occurred on December 31, 2017. The table does not include a severance benefit payable generally to all salaried employees following termination of employment other than for cause, in an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by the Company, the years of service multiplied by 1.5, plus (ii) four. The table also does not include the value of equity awards that were already vested on December 31, 2017, as described in the compensation tables earlier in this proxy statement.

	Cash (1)	Accelerated Vesting of Restricted Stock (2)	Accelerated Vesting of RSUs (3)	Accelerated Vesting of Stock Options (4)	Accelerated Vesting of Cash LTI Awards (5)	Health and Welfare Benefits	Total (6)
Lawrence L. Gellerstedt III
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$5,158,250	$1,598,434	$3,257,415	$—	$1,078,397	$44,696	$11,137,192
Death	—	$1,598,434	$3,257,415	$—	—	—	$4,855,849
M. Colin Connolly
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$1,578,729	$567,592	$1,276,139	$—	$331,812	$44,018	$3,798,290
Death	—	$567,592	$1,276,139	$—	—	$—	$1,843,731

	Cash (1)	Accelerated Vesting of Restricted Stock (2)	Accelerated Vesting of RSUs (3)	Accelerated Vesting of Stock Options (4)	Accelerated Vesting of Cash LTI Awards (5)	Health and Welfare Benefits	Total (6)
Gregg D. Adzema
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$1,788,366	$646,254	$1,403,456	—	$456,238	$43,430	$4,337,744
Death	—	$646,254	$1,403,456	—	—	—	$2,049,710
Pamela F. Roper
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$1,283,257	$360,977	$893,559	$—	$248,852	$44,018	$2,830,663
Death	—	$360,977	$893,559	$—	—	—	$1,254,536
John S. McColl
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$1,461,715	$259,453	$725,237	$—	172,766	$43,430	$2,662,601
Death	—	$259,453	$725,237	$—	—	—	$984,690

(1)	Represents cash payments pursuant to Change in Control Agreement.
(2)
These amounts represent the value of unvested restricted shares as of December 31, 2017. The amounts were calculated by multiplying the number of unvested restricted shares at year-end by the closing stock price on December 31, 2017 ($9.25).

(3)
These amounts represent the value of unvested performance-based RSUs as of December 31, 2017. The amounts were calculated by multiplying the number of unvested performance-based RSUs at year-end by the closing stock price on December 31, 2017 ($9.25).

The performance-conditioned RSUs granted in 2017 and 2016 vest at the target award level upon a change in control. The 2015 performance-conditioned RSUs have been incorporated based on actual performance reflecting a 122.4% payout for the TSR portion and a 115% payout for the FFO portion. DEUs that may apply to the performance-conditioned RSUs are not included.

(4)	As of December 31, 2017, there are no unvested stock options.
(5)
These amounts represent the value of unvested service-based RSUs as of December 31, 2017. The amounts were calculated by multiplying the number of unvested service-based RSUs at year-end by the closing stock price on December 31, 2017 ($9.25.

(6)
None of the NEOs are entitled to a gross-up payment pursuant to their Change in Control Agreements, but they do have the benefit of "best net" provisions. The calculations above do not take into account any initial excise tax applicable to any executive as a result of application of 280(G), or whether the "best net" provision would result in a reduction of an executive's cash severance.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 401(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To identify the median of the annual total compensation of all our employees, as well as to determine the total annual compensation of our median employee and our CEO, we took the following steps:

•
We determined that, as of December 31, 2017, our employee population consisted of 263 individuals with all of these individuals located in the United States. This population consisted of our full-time and part-time employees; we had no temporary employees or independent contractors on December 31, 2017.

•
To identify the "median employee" from our employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. In making this determination, we annualized the compensation of 59 full-time employees who were hired in 2017 but did not work for us for the entire fiscal year.

•
We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the "median employee."

•
Once we identified our median employee, we combined all of the elements of such employee's compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in an annual total compensation of $95,948. The difference between such employee's salary and wages and the employee's annual total compensation represents the value of such employee's health care and welfare benefits (estimated for the employee and such employee's eligible dependents at $22,076) and the value of annual incentive cash award (bonus) to such employee for the 2017 performance period. Although this employee was eligible for a match on any 401(k) contributions, the employee did not take advantage of this election in 2017, so no such match funds are included.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of the 2017 Summary Compensation Table included on page 49 of this Proxy Statement.
For 2017, our last completed fiscal year, the annual total compensation of the median employee of our company (taking into account all employees other than our CEO, pursuant to the methodology described above), the annual total compensation of our CEO (as reported in the Summary Compensation Table), and the resulting ratio is as set forth below.
If the one-time service-conditioned LTI Award to the CEO, discussed on page 41, were excluded, then the annual total compensation of our CEO would have been as set forth below, with the resulting ratio set forth below.

	Including one-time service-conditioned LTI Award	Excluding one-time service-conditioned LTI Award
CEO Annual Total Compensation	$4,894,939	$3,984,787
Median Employee Annual Total Compensation	$95,948	$95,948
Pay Ratio	51:1	42:1
Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a meaningful basis for comparison between companies.

DIRECTOR COMPENSATION
We provide both cash and equity awards to our non-employee Directors. Our employee directors do not receive any compensation for service as a director. Directors are reimbursed for their expenses related to board membership.
At least once every three years, the Compensation Committee evaluates Director compensation by reviewing available competitive data, representing organizations of varying sizes (measured by market capitalization) and varying operating strategies. For purposes of making decisions regarding 2017 compensation, the Compensation Committee engaged FPL Associates ("FPL") among other things: (1) to benchmark our Director compensation against our peers and assist in developing compensation objectives; (2) to analyze trends in compensation in the marketplace generally and among our peers specifically; and (3) to recommend the components and amounts of compensation for our Directors. The benchmarking analysis used the peer group of 14 public companies approved by the Compensation Committee for 2017 executive compensation decisions. For a listing of these companies and a discussion of the process of compilation of the peer group, see "Market Data and Peer Group" on page 34.
Prior to 2017, the Director compensation program was most recently reviewed and adjusted in 2014. Based on an analysis prepared in April 2017 by FPL, the 2016 per director cash compensation for our Directors was at the 15th percentile when compared to the aggregate cash compensation for directors in our peer group, and our per director equity compensation was at the 31st percentile when compared to our peer group. This analysis also reviewed the composition of the director compensation program and the stock ownership program.
The 2017 director compensation recommended by FPL and the Compensation Committee and approved by the full Board of Directors, reflected an increase in annual cash retainer from $50,000 to $60,000, with such retainer continuing to be paid on or about May 31st of each year. Such recommendations and approval included an increase in the additional annual retainer payable to the chair of the Compensation, Succession, Nominating and Governance Committee from $10,000 to $12,000 and to the chair of the Audit Committee from $15,000 of $17,500 for their service as chairs of these committees. The approved compensation program did not alter the additional annual retainer of $50,000 for the Lead Independent Director. The approved program continues to provide the option to our Directors to elect to receive all or a portion of the cash retainers in stock, at a value equal to 95% of the market price on the issuance date.
Additionally, as of May 31st of each year, each non-employee Director is granted a number of shares of common stock under the Stock Plan, with the program reflecting an increase from a value of $75,000 to $90,000, in each case based on the average closing price of our common stock during the 30 calendar day period ending on the grant date.
As an employee of the Company, Mr. Gellerstedt did not receive any compensation for serving as Chairman or Director in 2017.
2017 Compensation of Directors
The following table shows the amounts paid to our non-employee Directors in 2017.

	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (4)	All Other Compensation (5)	Total
Charles T. Cannada	$60,000	$93,909	$—	$—	$153,909
Edward M. Casal	$60,000	$92,323	$—	$—	$152,323
Robert M. Chapman	$72,000	$94,544	$—	$—	$166,544
Lillian C. Giornelli	$60,000	$92,323	$—	$—	$152,323
S. Taylor Glover	$110,000	$96,554	$—	$—	$206,554
Donna W. Hyland	$77,500	$94,835	$—	$—	$172,335
Brenda J. Mixson	$60,000	$90,736	$—	$—	$150,736

(1)
Our Stock Plan provides that an outside Director may elect to receive our common stock in lieu of cash fees otherwise payable for services as a Director. Under the Stock Plan, the price at which these shares are issued is equal to 95% of the market price on the issuance date. In 2017, Mmes. Giornelli and Hyland and Messrs. Cannada, Casal, Chapman and Glover elected to participate in this program. In lieu of some or all of the cash fees shown in the table, the named Directors received shares of common stock as follows: Ms. Giornelli - 3,690; Ms. Hyland - 9,532; Mr. Cannada - 7,380; Mr. Casal - 3,690; Mr. Chapman - 8,856; and Mr. Glover - 13,530.

(2)
These amounts represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock awards granted during the year. Please refer to Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a complete description of the ASC 718 valuation. On May 31, 2017, each of Mmes. Giornelli, Hyland and Mixson and Messrs. Cannada, Casal, Chapman and Glover was granted 10,600 shares of common stock which vested immediately on the grant date. Although the average closing price for the 30 calendar day period ending on the grant date ($8.49) was used to determine the number of shares to be granted in accordance with the plan, the grant date fair value reflected above is based on the closing stock price on the grant date ($8.56).

(3)
These amounts include the incremental value of the 5% discount on stock received in lieu of cash fees, as follows: Ms. Giornelli - $1,587; Ms. Hyland - $4,099; Mr. Cannada - $3,173; Mr. Casal - $1,587; Mr. Chapman - $3,808; and Mr. Glover - $5,818.

(4)
In previous years, we granted stock options as part of the compensation to our non-employee Directors. As of December 31, 2017, each Director had the following number of options outstanding: Ms. Giornelli - 23,754; and Mr. Glover - 23,754.

(5)	We pay or reimburse Directors for reasonable expenses incurred in attending Board and committee meetings. In 2017, we did not provide any perquisites to our Directors above the reporting threshold.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT
In setting our compensation programs and plans, our Compensation Committee considers the risks to our stockholders that may be inherent in our Company’s overall compensation program. Although a significant portion of our senior executives’ (including our NEOs’) compensation is performance based and “at-risk,” we believe our compensation plans and polices are appropriately structured, based on the following:

✓
We use multiple performance goals under our incentive compensation plans, such as FFO, net operating income increases, leasing volume and net economic return of leasing, which serves as a check-and-balance so as not to put inappropriate emphasis solely on one measure of our performance.

✓
We establish performance goals under our annual incentive cash award plan that we believe are reasonable in light of past performance and market conditions. We also permit the Compensation Committee to exercise discretion in making final award determinations so as to take into account changing market conditions, which allow our executives to focus on the long-term health of our Company rather than an "all or nothing" approach to achieving short-term goals.

✓
We maintain a policy establishing a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award approved by the Committee for the year.

✓
We maintain a policy establishing a maximum calculation of 200% on each individual component of the annual cash incentive award for executive officers, in addition to the overall maximum payout of 150% of the overall target award.

✓
We have both time-vested, full-value equity awards, such as restricted stock and/or RSUs, as well as performance based awards, such as stock options, performance-conditioned RSUs and the cash long-term incentive awards, so as to both encourage the growth of the Company's stock price and to recognize that time-vested, full-value equity awards retain value even in a depressed market, so that executives are less likely to take unreasonable risks to get, or keep, options in-the-money or to achieve performance conditions.

✓
We use long-term equity awards that vest over three years and condition a significant portion of such awards upon satisfaction of performance goals, ensuring that our executives' interests align with those of our stockholders over the long term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our Compensation Committee consists of Mmes. Giornelli and Hyland and Messrs. Cannada and Chapman. None of these Directors has any interlocking relationships that are required to be disclosed in this proxy statement.
EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about equity awards under our equity compensation plans at December 31, 2017.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (Column A)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (Column B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A) (Column C)
Equity compensation plans approved by the security holders	928,608	$6.59	1,012,303
Equity compensation plans not approved by the security holders	—	—	—
Total	928,608	$6.59	1,012,303

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our NEOs. This is often referred to as a say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2017 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement through the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”
As discussed in the Compensation Discussion and Analysis section, the compensation paid to our NEOs reflects the following goals of our compensation program:

•	To provide overall compensation that is designed to attract and retain talented executives;

•	To reward individual and corporate performance, while at the same time keeping in mind our accountability to our stockholders; and

•	To provide a meaningful portion of total compensation via equity-based awards, including awards that are contingent upon future performance.
Although the vote is non-binding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote. The Compensation Committee will consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our NEOs.
As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board.
Our Board of Directors recommends that you vote “FOR”
the approval, on an advisory basis, of executive compensation.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte & Touche, LLP ("Deloitte"), our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2018 and to prepare a report on this audit, subject to approval by the Audit Committee of the fee estimate and the audit plan for the period. A representative of Deloitte will be present at the Annual Meeting and will be available to respond to appropriate questions by our stockholders.
We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our bylaws, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders do not ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our stockholders.
Our Board of Directors recommends that you vote “FOR”
the ratification of the appointment of the independent registered public accounting firm.

Summary of Fees to Independent Registered Public Accounting Firm
We retained Deloitte as our independent registered public accounting firm for the years ended December 31, 2017 and 2016. Aggregate fees for services provided to us related to the fiscal years ended December 31, 2017 and 2016 by Deloitte were as follows:

	2017	2016
Audit Fees
Audit Fees unrelated to Parkway Transactions (a)	$811,195	$791,684
Audit Fees related to Parkway Transactions (b)	—	535,000
Total Audit Fees	$811,195	$1,326,684
Non-Audit Fees
Tax Compliance unrelated to Parkway Transactions (c)	$339,954	$173,458
Tax Consulting unrelated to Parkway Transactions (c)	211,337	299,420
Tax Compliance and Consulting related to Parkway Transactions (d)	156,704	1,700,000
Total Non-Audit Fees	$707,995	$2,172,878

(a)
Includes fees for the annual audits of our financial statements, including the audit of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002, joint venture audits, audits of certain properties’ operating expenses, review of our quarterly financial statements, the audit of our benefit plans, and the comfort letter procedures related to the equity issuances, including work for the periods indicated above but performed subsequent to that year end. Excludes audit fees related to the Parkway Transactions.

(b)	Includes fees related to the audit of the Parkway Transactions, including opening balance sheet and spin-off financial statement audits, and review of SEC filings related to the Parkway Transactions.
(c)	Includes general tax advice services, but excludes tax compliance and consulting fees related to the Parkway Transactions.

(d)
Includes fees for the tax advice services provided in connection with the Parkway Transactions, which included advice with respect to the U.S. federal income tax consequences to stockholders of the merger with Parkway Properties, Inc., and the U.S. federal income tax consequences to the Company arising from the merger, including the impact of the merger on the availability of existing net operating losses and built-in gains for legacy Company properties and for legacy Parkway properties and advice regarding strategic planning as a result. In addition, these tax advice services included advice with respect to the U.S. federal income tax consequences to stockholders of the spin-off of Parkway, Inc., and the U.S. federal income tax consequences to the Company arising from the spin-off, including the result that the spin-off was a taxable transaction to stockholders.

As noted in footnotes (b) and (d) above, a significant portion of the total audit and non-audit fees for 2016 were incurred in connection with the Parkway Transactions. Excluding those fees, the percentage of the total fees paid to our independent registered public accounting firm in 2017 which are not audit fees is generally consistent with the percentage of total fees represented by non-audit fees in 2016.
*Excludes audit and non-audit fees related to Parkway Transactions.
As stated in its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approvals are generally provided for no more than one year at a time, typically identify the particular services or category of services to be provided and are generally subject to a dollar limit. The Audit Committee charter also provides that the Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that the approvals are presented to the Audit Committee at its next scheduled meeting. Other than tax consulting, there were no other non-audit services provided by Deloitte to the Company in 2017 or 2016. No services were approved by the Audit Committee pursuant to the waiver of pre-approved provisions as set forth in applicable rules of the SEC.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. The Audit Committee operates under a written charter, the full text of which is available on the Investor Relations page of the Company’s website at www.cousins.com.
Management has primary responsibility for financial statements and the reporting process, including the systems of internal controls, and has represented to the Audit Committee that the Company’s 2017 consolidated financial statements are in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed the financial statements contained in the Company’s Quarterly Reports on Form 10-Q, as well as the audited financial statements contained in the Company’s Annual Report on Form 10-K, and discussed these financial statements with management and Deloitte, the Company’s independent registered public accounting firm.
The Audit Committee reviewed with Deloitte the matters required to be discussed under Statement of Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, related to the 2017 audit. The Audit Committee also received written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.
The Audit Committee met with Deloitte, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting for 2017.
The Audit Committee also met with the Company’s internal audit department, with and without management present, to discuss the results of their reviews and evaluations of the Company’s internal controls for 2017.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Donna W. Hyland, Chair
Charles T. Cannada
Edward M. Casal
Lillian C. Giornelli
Brenda J. Mixson

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

CERTAIN TRANSACTIONS
In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving or ratifying the terms and conditions of transactions between the Company and any Director or executive officer, or their affiliates or family members. Our Ethics Code requires that all of our employees and Directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of the Company as a whole. If an “Ethics Contact” (defined in our Ethics Code to be our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or our General Counsel) believes that a transaction or relationship would require approval or ratification by the Audit Committee, the Ethics Contact will bring the transaction or relationship to the attention of the Audit Committee.
At least annually, each Director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which the Company is involved and in which the executive officer, a Director or a related person has a direct or indirect material interest. In addition, we conduct a quarterly review to determine whether an executive officer, a Director, or a company employing a Director engaged in transactions with us during the quarter.
The Compensation, Succession, Nominating and Governance Committee, which is composed of independent Directors, conducts an annual review of the information from the questionnaire, evaluates related-party transactions (if any) involving the Directors and their related persons and makes recommendations to the Board regarding the independence of each Board member.
If a transaction arises during the year that may require disclosure as a related party transaction, information about the transaction would be provided to the Audit Committee and the Compensation, Succession, Nominating and Governance Committee, as applicable, for review, approval or ratification of the transaction.
Pursuant to this responsibility, the Audit Committee has reviewed, approved and ratified, as applicable, the transaction described below:
For most of the space leases executed for space in our office buildings, our tenant customers engage third party brokerage firms to assist in their negotiation of the terms of their leases. Pursuant to separate commission agreements, we agree, through our subsidiary entities which own the relevant office building, to pay commissions to the brokerage firms which generally represent a percentage of the total rent to be paid by the tenant during the initial term of the lease (subject to certain deductions). One of the brokerage firms occasionally engaged by some of our tenants is Cushman & Wakefield ("C&W"), a national commercial real estate brokerage firm.
Lawrence L. Gellerstedt IV ("LG IV"), the son of Mr. Gellerstedt, our Chairman and CEO, is an employee of C&W, and he receives commission payments that represent a portion of the commission paid to C&W for leases executed with our subsidiaries. However, LG IV only receives such commissions to the extent that he is directly involved in a particular lease, and he receives no additional payments in connection with commissions paid to C&W with respect to leases in which LG IV was not directly involved. In 2017, we executed a lease at Terminus 100, a project owned 50% by a subsidiary of the Company, which resulted in C&W earning a commission in the amount of $1.3 million. The commission is payable in 2018, subject to satisfaction of certain conditions. The final amount of commission payable to LG IV from C&W, as a result of this transaction, is less than $150,000. We consider these commissions to be in line with market practices.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock to file certain reports with respect to their beneficial ownership of our stock. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who did not file a report on a timely basis as required by Section 16(a) during the most recent fiscal year. Based solely on a review of these reports and written representations from the directors and executive officers, we believe that all directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2017.

FINANCIAL STATEMENTS
Our Annual Report on Form 10-K for the year ended December 31, 2017, including audited financial statements, are available on our website, www.cousins.com, or through the website www.proxyvote.com.
STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS
Pursuant to Rule 14a-8(e)(2) under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2019 Annual Meeting must be received by us by November 15, 2018, which is 120 days before the anniversary of the date this proxy statement is released to stockholders in connection with the Annual Meeting. However, pursuant to such Rule, if the 2019 Annual Meeting is held on a date that is earlier than March 24, 2019 or later than May 24, 2019, then a stockholder proposal submitted for inclusion in our proxy statement for the 2019 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2019 Annual Meeting.
Under our bylaws, a stockholder is eligible to submit a stockholder proposal outside the processes of Rule 14a-8 if the stockholder is (1) of record at the time of such proposal and at the time of the annual meeting and (2) entitled to vote at the annual meeting. The stockholder also must provide timely notice in proper written form of the proposal to our Corporate Secretary. To be timely under our bylaws, we must receive advance notice of the proposal no earlier than December 24, 2018, and no later than January 24, 2019; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences March 24, 2019 and ends May 24, 2019, such stockholder’s notice must be delivered by the later of (A) the tenth day following the day of the public announcement of the date of the annual meeting or (B) the date which is ninety (90) days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholder proposals should be submitted to Corporate Secretary, Cousins Properties Incorporated, 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326-4802.
EXPENSES OF SOLICITATION
We will bear the cost of proxy solicitation. We have retained Okapi Partners LLC to assist in the solicitation of proxies for the 2018 Annual Meeting at a fee of approximately $5,000, plus associated costs and expenses. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile or mail by one or more of our employees or by our proxy solicitor, Okapi Partners LLC. Upon request, we also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to the beneficial owners of our stock.

APPENDIX A

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO FUNDS FROM OPERATIONS AND FUNDS FROM OPERATIONS AS ADJUSTED BY THE COMPENSATION COMMITTEE
(in thousands, except per share amounts)

	Year Ended December 31,
	2017	2016	2015
Net Income Available to Common Stockholders	$216,275	$79,109	$125,518
Depreciation and amortization of real estate assets:
Consolidated properties	194,869	96,583	70,003
Discontinued properties	—	47,345	63,791
Share of unconsolidated joint ventures	13,191	13,904	11,645
Partners' share of real estate depreciation	(23)	(3,564)	(3,564)
(Gain) loss on sale of depreciated properties:
Consolidated properties	(133,043)	(73,533)	(78,759)
Share of unconsolidated joint ventures	(35,050)	—	—
Discontinued properties	—	—	551
Non-controlling interest related to unit holders	3,681	784	—
Funds From Operations	$259,900	$160,628	$192,749
Less: Beneficial adjustments to the Parkway Transactions expenses	(1,354)	—	—
Less: Gains realized on the sale of residential and commercial land for which impairment losses were recorded in the fourth quarter of 2011	(397)	—	(2,687)
Less: Fourth quarter 2016 FFO	—	(27,444)	—
Add: Expenses related to the Parkway Transactions in the first, second and third quarters of 2016	—	4,375	—
Funds From Operations as Adjusted by the Compensation Committee	$258,149	$137,559	$190,062

Per Common Share — Diluted:
Net Income Available to Common Stockholders	$0.52	$0.31	$0.58
Funds from Operations	$0.61	$0.63	$0.89
Funds from Operations as Adjusted by the Compensation Committee	$0.61		$0.88
Weighted Average Shares — Diluted	423,297	256,023	215,979
Funds from Operations as Adjusted by the Compensation Committee		$0.65
Weighted Average Shares — Diluted to exclude fourth quarter 2016		210,528

A-1

RECONCILIATION OF NET INCOME TO NET OPERATING INCOME
AND SAME PROPERY NET OPERATING INCOME
(in thousands)

	Year Ended December 31,
	2017	2016

Net income	$219,959	$80,104
Net operating income from unconsolidated joint ventures	31,053	28,785
Net operating income from discontinued operations	—	78,591
Fee income	(8,632)	(8,347)
Other income	(11,518)	(1,050)
Reimbursed expenses	3,527	3,259
General and administrative expenses	27,523	25,592
Interest expense	33,524	26,650
Depreciation and amortization	196,745	97,948
Acquisition and transaction costs	1,661	24,521
Other expenses	1,796	5,888
(Gain) loss on extinguishment of debt	(2,258)	5,180
Income from unconsolidated joint ventures	(47,115)	(10,562)
(Gain) loss on sale of investment properties	(133,059)	(77,114)
Income from discontinued operations	—	(19,163)
Net Operating Income	$313,206	$260,282

Net Operating Income
Same Property	$89,913	$86,087
Non-Same Property	223,293	174,195
	$313,206	$260,282

A-2

COUSINS PROPERTIES INCORPORATED
ATTN: LEGAL
3344 PEACHTREE ROAD NE
SUITE 1800
ATLANTA, GA 30326

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E37649-P03456

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COUSINS PROPERTIES INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

Nominees:	**For**	**Against**	**Abstain**
1a. Charles T. Cannada	☐	☐	☐
1b. Edward M. Casal	☐	☐	☐
1c. Robert M. Chapman	☐	☐	☐
1d. Lawrence L. Gellerstedt, III	☐	☐	☐
1e. Lillian C. Giornelli	☐	☐	☐
1f. S. Taylor Glover	☐	☐	☐
1g. Donna W. Hyland	☐	☐	☐
1h. R. Dary Stone	☐	☐	☐

	For	**Against**	**Abstain**
2. Approve, on an advisory basis, the compensation of the named executive officers.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated March 15, 2018.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke the proxy and vote these shares in person.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E37650-P03456

COUSINS PROPERTIES INCORPORATED
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
April 24, 2018 11:00 AM

The undersigned hereby appoints S. Taylor Glover and Larry L. Gellerstedt, III, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of Cousins Properties Incorporated which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held Tuesday, April 24, 2018, 11:00 a.m. local time, and at any postponement or adjournments thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated March 15, 2018, and upon any other business that may properly come before the meeting or any postponements or adjournments thereof.

The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all other matters that may properly come before the meeting or any postponements or adjournments thereof.

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted "FOR ALL NOMINEES" for Director, "FOR" Proposal 2 and "FOR" Proposal 3.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)